UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Information Required in Proxy Statement

Schedule 14a Information

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No.)

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

    ☐    Preliminary Proxy Statement

    ☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

    ☒     Definitive Proxy Statement

    ☐    Definitive Additional Materials

    ☐    Soliciting Material Under Rule 14a-12

SUMMIT THERAPEUTICS INC.
(Name of Registrant as Specified in Its Charter)

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

    ☒     No fee required.
☐    Fee paid previously with preliminary materials.
    ☐    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

SUMMIT THERAPEUTICS INC.
601 Brickell Key Drive, Suite 1000
Miami, FL 33131
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held at 8:30 a.m. Eastern Daylight Time on June 10, 2026

Dear Summit Therapeutics Inc. Stockholder:
You are cordially invited to attend our 2026 annual meeting of stockholders (the “Annual Meeting”), which will be held on June 10, 2026 at 8:30 a.m. Eastern Daylight Time. The Annual Meeting will be conducted virtually via live webcast. You will be able to vote and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/SMMT2026. Please have your notice or proxy card in hand when you visit the website; to participate in the Annual Meeting, you will need the control number included on your notice or proxy card. During the Annual Meeting, stockholders will be asked to vote on the following proposals, as more fully described in the accompanying proxy statement ("Proxy Statement"):

1.    To elect nine directors from the nominees named in the accompanying Proxy Statement to hold office until our 2027 annual meeting of stockholders and until their successors are duly elected and qualified, subject to earlier resignation or removal;
2.    To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026;
3.    To approve, by a non-binding advisory vote, the compensation of our named executive officers (“NEOs”);
4.     To approve an amendment to the Summit Therapeutics Inc. 2020 Stock Incentive Plan (the “Plan”) to increase the number of shares of the Company's common stock issuable under the Plan by 8,000,000 shares; and

5.    To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
Our Board of Directors has fixed the close of business on April 15, 2026 as the record date for the Annual Meeting. Only stockholders of record on April 15, 2026 are entitled to notice of and to vote at the Annual Meeting. This Proxy Statement is being mailed to stockholders on or about April 17, 2026. It is important that your shares are represented and voted at the Annual Meeting. For specific voting instructions, please refer to the information provided in the Proxy Statement, together with your proxy card or the voting instructions you received with the Proxy Statement.

If you intend to vote via the Internet, telephone or mail, your vote must be received by 11:59 p.m. Eastern Daylight Time, on June 09, 2026. For specific voting instructions, please refer to the information provided in the Proxy Statement, together with your proxy card or the voting instructions you received with the Proxy Statement.
YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the virtual Annual Meeting, we request that you submit your vote via the Internet, telephone or mail.
Thank you for your continued support of Summit Therapeutics Inc.
By Order of the Board of Directors,

/s/ Robert W. Duggan

Robert W. Duggan
Co-Chief Executive Officer and Chairman of the Board of Directors
Miami, FL
April 17, 2026

SUMMIT THERAPEUTICS INC.
______________________
PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
To Be Held at 8:30 a.m. Eastern Daylight Time on June 10, 2026
______________________
GENERAL INFORMATION
We are providing you with this Proxy Statement and the enclosed form of proxy in connection with the solicitation by our Board of Directors for use at our 2026 annual meeting of stockholders (the “Annual Meeting”). The Annual Meeting will be conducted virtually via live webcast by visiting www.virtualshareholdermeeting.com/SMMT2026 on June 10, 2026 at 8:30 a.m. Eastern Daylight Time. This Proxy Statement contains important information regarding our Annual Meeting, the proposals on which you are being asked to vote, information you may find useful in determining how to vote, and information about voting procedures. As used herein, “we,” “us,” “our,” “Summit,” or the “Company” refers to Summit Therapeutics Inc., a Delaware corporation.

This Proxy Statement and the accompanying proxy card or voting instruction form will first be made available to our stockholders on or about April 17, 2026. See the section titled, “Fiscal Year 2025 Annual Report and SEC Filings” for information on accessing our 2025 Annual Report to Stockholders.

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this Proxy Statement. You should read this entire Proxy Statement carefully. Information contained on or that can be accessed through our website is not intended to be incorporated by reference into this Proxy Statement and references to our website address in this Proxy Statement are inactive textual references only.

QUESTIONS AND ANSWERS
What is a proxy?
A proxy is your legal designation of another person to vote the shares you own. The person you designate is your “proxy,” and you give the proxy authority to vote your shares by submitting the enclosed proxy card, or if available, voting by telephone or the Internet. We have designated Robert W. Duggan, Dr. Mahkam Zanganeh, and Manmeet Soni to serve as proxies for the Annual Meeting.
What matters will be voted on at the Annual Meeting?
The following matters will be voted on at the Annual Meeting:
Proposal 1: To elect nine directors from the nominees named in this Proxy Statement to hold office until our 2027 annual meeting of stockholders and until their respective successors are duly elected and qualified, subject to earlier resignation or removal;
Proposal 2: To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026;
Proposal 3: To approve, by a non-binding advisory vote, the compensation of our NEOs;
Proposal 4: To approve an amendment to the Plan to increase the number of shares of the Company's common stock issuable under the Plan by 8,000,000 shares; and

Such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.
How does the Board of Directors recommend that I vote?
The Board of Directors recommends that you vote:
•“FOR” the election of the nine directors nominated by our Board of Directors and named in this Proxy Statement;
•“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026;
•“FOR” the approval, by a non-binding advisory vote, of the compensation of our NEOs; and
•“FOR” the approval of an amendment to the Plan to increase the number of shares of the Company's common stock issuable under the Plan by 8,000,000 shares.

Will there be any other items of business on the agenda?
If any other items of business or other matters are properly brought before the Annual Meeting, your proxy gives discretionary authority to the persons named on the proxy card with respect to those items of business or other matters. The persons named on the proxy card intend to vote the proxy in accordance with their best judgment. Our Board of Directors does not intend to bring any other matters to be voted on at the Annual Meeting. We are not currently aware of any other matters that may properly be presented by others for action at the Annual Meeting.
Who is entitled to vote at the Annual Meeting?
Holders of the Company’s common stock, par value $0.01 (“common stock”) at the close of business on April 15, 2026, which we refer to as the record date, may vote at the Annual Meeting. Each stockholder is entitled to one vote for each share of our common stock held as of the record date. Stockholders are not permitted to cumulate votes with respect to the election of directors. Shares of common stock that are present virtually during the Annual Meeting constitute shares of common stock represented “in person.”

A complete list of these stockholders will be available at www.virtualshareholdermeeting.com/SMMT2026 for ten days prior to the Annual Meeting. A stockholder may examine the list for any legally valid purpose related to the Annual Meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Stockholders of Record. You are a stockholder of record if at the close of business on the record date your shares were registered directly in your name with Computershare Trust Company, N.A., our transfer agent. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote on your own behalf at the Annual Meeting.
Beneficial Owner. You are a beneficial owner if, at the close of business on the record date, your shares were held by a brokerage firm, bank or other nominee and not in your name. Being a beneficial owner means that, like many of our stockholders, your shares are held in “street name.” As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by following the voting instructions your broker, bank or other nominee provides. However, since a beneficial owner is not the stockholder of record, you may not vote your shares of our common stock at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. Please see “What if I do not specify how my shares are to be voted?” for more information.
Do I have to do anything in advance if I plan to attend the Annual Meeting?
The Annual Meeting will be a virtual audio meeting of stockholders, which will be conducted via live audio webcast. You are entitled to participate in the Annual Meeting only if you were a holder of our common stock as of the close of business on April 15, 2026 or if you hold a valid proxy for the Annual Meeting.
To participate in the Annual Meeting, you will need the control number included on your notice or proxy card. The live audio webcast will begin promptly at 8:30 a.m. Eastern Daylight Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 7:45 a.m. Eastern Daylight Time and you should allow ample time for the check-in procedures.
How do I ask questions during the Annual Meeting?
We are committed to ensuring our stockholders have the same rights and opportunities to participate in the Annual Meeting as if it been held in a physical location. If you wish to submit a question during the meeting, you may log into www.virtualshareholdermeeting.com/SMMT2026 and enter your 16-digit control number. Once past the login screen, click on “Question for Management,” type in your question, and click “Submit.”

Questions pertinent to meeting matters will be answered during the meeting, subject to time constraints. Questions regarding personal matters are not pertinent to meeting matters and therefore will not be answered.
How can I get help if I have trouble checking in or listening to the meeting online?
If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the log-in page at www.virtualshareholdermeeting.com/SMMT2026.

How do I vote and what are the voting deadlines?
Stockholders of Record. If you are a stockholder of record, there are four ways for you to vote your shares:
•By mail. If you received printed proxy materials, you may submit your vote by completing, signing and dating each proxy card received and returning it in the prepaid envelope. Sign your name exactly as it appears on the proxy card. Your completed, signed and dated proxy card must be received prior to the Annual Meeting.
•By telephone. You may vote your shares by telephone by calling 1-800-690-6903. Have your proxy card in hand when you call and then follow the directions. If you vote by telephone, you do not need to return a proxy card by mail. Telephone voting is available 24 hours a day. Votes submitted by telephone must be received by 11:59 p.m. Eastern Daylight Time on June 09, 2026.
•Via the Internet. You may vote your shares via the Internet by visiting www.proxyvote.com. The proxy card will include detailed instructions to vote via the Internet. If you vote via the Internet, you do not need to return a proxy card by mail. Internet voting is available 24 hours a day. Votes submitted via the Internet must be received by 11:59 p.m. Eastern Daylight Time on June 09, 2026.
•Attend the Annual Meeting. You may vote at the Annual Meeting by following the instructions at www.virtualshareholdermeeting.com/SMMT2026. You must have your notice or proxy card in hand when you visit the website.

Beneficial Owners. If you are a beneficial owner of your shares, you will receive voting instructions from the broker, bank or other nominee holding your shares. You should follow the voting instructions provided by your broker, bank or nominee in order to instruct your broker, bank or other nominee on how to vote your shares. The availability of telephone and Internet voting will depend on the voting process of the broker, bank or nominee. Shares held beneficially may be voted at the Annual Meeting only if you obtain a legal proxy from the broker, bank or nominee giving you the right to vote the shares.
Whether or not you plan to attend the Annual Meeting, we request that you vote by proxy to ensure your vote is counted. To vote, you will need the control number. The control number will be included in the notice or on your proxy card if you are a stockholder of record, or included with your voting instructions received from your broker, bank or other nominee if you hold your shares of common stock in a “street name”.
Internet proxy voting is provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. Please be aware that you must bear any costs associated with your Internet access.
Can I revoke or change my vote after I submit my proxy?
Stockholders of Record. If you are a stockholder of record, you may revoke your proxy at any time before it is voted at the Annual Meeting by:
•signing and returning a new proxy card with a later date;
•entering a new vote by telephone or via the Internet by 11:59 p.m. Eastern Daylight Time on June 09, 2026;
•delivering a written revocation to Manmeet Soni, our Principal Financial Officer at Summit Therapeutics Inc., 601 Brickell Key Drive, Suite 1000, Miami, Florida 33131 by 5:00 p.m. Eastern Daylight Time on June 09, 2026; or
•following the instructions at www.virtualshareholdermeeting.com/SMMT2026.

Beneficial Owners. If you are a beneficial owner of your shares, you must contact the broker, bank or other nominee holding your shares and follow their instructions on changing your vote.
What if I do not specify how my shares are to be voted?
Stockholders of Record. If you are a stockholder of record and you submit a properly executed proxy, but you do not provide voting instructions, your shares will be voted:
•“FOR” the election of the nine directors nominated by our Board of Directors and named in this Proxy Statement for a one-year term and until their successors are duly elected;
•“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026;
•“FOR” the approval, by a non-binding advisory vote, of the compensation of our NEOs;
•“FOR” the approval of an amendment to the Plan to increase the number of shares of the Company's common stock issuable under the Plan by 8,000,000 shares; and
•In the discretion of the named proxies regarding any other matters properly presented for vote at the Annual Meeting.

Beneficial Owners. If you are a beneficial owner and you do not provide your broker, bank or other nominee with voting instructions, your broker, bank or other nominee will determine if it has the discretionary authority to vote on the particular matter. Under applicable regulations, brokers, banks and other nominees do not have discretion to vote on non-routine matters such as Proposal 1, Proposal 2, Proposal 3 and Proposal 4 absent direction from you. Therefore, if you do not provide voting instructions to your broker, bank or other nominee, your broker, bank or other nominee may not vote your shares on Proposals 1, 2, 3 or 4.
What constitutes a quorum, and why is a quorum required?
A quorum is the minimum number of shares required to be present at the Annual Meeting for the Annual Meeting to be properly held under our Bylaws and Delaware law. The presence (including by proxy) of a majority of all issued and outstanding shares of our common stock entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting. As of the close of business on the record date of April 15, 2026, we had 776,079,959 shares of common stock outstanding and entitled to vote at the Annual Meeting, meaning that 388,039,981 shares of common stock must be represented at the Annual Meeting to constitute a quorum.
Your shares will be counted towards the quorum if you submit a proxy or vote at the Annual Meeting. Abstentions and broker non-votes will also count towards the quorum requirement. If there is not a quorum, a majority of the shares present at the Annual Meeting may adjourn the meeting to a later date.

What is the effect of a withheld vote, an abstention or a broker non-vote?
Withheld Votes. Director nominees are elected by plurality vote. This means that the nine director nominees receiving the largest number of FOR votes are elected as directors. You may vote for all the director nominees, withhold authority to vote your shares for all the director nominees or withhold authority to vote your shares with respect to any one or more of the director nominees. Withholding authority to vote your shares with respect to one or more director nominees will have no effect on the election of those nominees.

Abstentions. If you are a stockholder of record and you vote ABSTAIN on the resolution to approve the compensation of our NEOs, the resolution to approve an amendment to the Plan or the ratification of the appointment of the independent registered public accounting firm, your abstentions will not be considered a vote cast affirmatively or negatively on the matter. In all cases, if you are a stockholder of record and you vote ABSTAIN, your shares will be counted for purposes of calculating whether a quorum is present at the Annual Meeting. If you are a beneficial owner holding shares through a nominee, you may instruct your nominee that you wish to abstain from voting on a proposal, and your vote will have the same effect as described above.

Broker Non-Votes. Brokers, banks or other nominees who hold shares of our common stock for a beneficial owner have the discretion to vote on routine proposals when they have not received voting instructions from the beneficial owner at least ten days prior to the Annual Meeting. A broker non-vote occurs when a broker, bank or other nominee does not receive voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares. Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting but will not be counted as a vote for the election of directors or as votes cast affirmatively or negatively on the resolution to approve the compensation of our NEOs, the resolution to approve an amendment to the Plan or the ratification of the appointment of the independent registered public accounting firm. Thus, a broker non-vote will not affect the outcome of the vote on any of the proposals.

What is the vote required for each proposal?

Proposal	Vote Required	Broker Discretionary Voting Allowed
Proposal 1: Election of nine directors	Plurality of votes cast by stockholders entitled to vote on the election	No

Proposal 2: Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026	Majority of the votes cast by the holders of all of the shares of stock present or represented at the meeting and voting affirmatively or negatively on the matter	Yes

Proposal 3: Non-binding advisory vote to approve the compensation of NEOs	Majority of the votes cast by the holders of all of the shares of stock present or represented at the meeting and voting affirmatively or negatively on the matter	No
Proposal 4: Approval of an amendment to the Plan to increase the number of shares of the Company's common stock issuable under the Plan by 8,000,000 shares	Majority of the votes cast by the holders of all of the shares of stock present or represented at the meeting and voting affirmatively or negatively on the matter	No

With respect to Proposal 1, you may vote FOR all the nominees to the Board or you may WITHHOLD your vote for all the nominees or any number of individual nominees that you may specify. The election of directors requires a plurality of the votes cast by the stockholders entitled to vote on the election at the Annual Meeting. “Plurality” means that the nominees who receive the largest number of FOR votes are elected as directors. As a result, any shares not voted FOR a particular nominee (whether as a result of a vote to WITHHOLD or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election.
With respect to Proposal 2, you may vote FOR, AGAINST or ABSTAIN. If you ABSTAIN from voting on this proposal, your abstention will not be counted as a vote cast on Proposal 2 and will have no effect on the outcome of the proposal.
With respect to Proposal 3, you may vote FOR, AGAINST or ABSTAIN. If you ABSTAIN from voting on this proposal, your abstention will not be counted as a vote cast on Proposal 3 and will have no effect on the outcome of the proposal. Broker non-votes will also not count as a vote cast on Proposal 3 and will have no effect on the outcome of the proposal.
With respect to Proposal 4, you may vote FOR, AGAINST or ABSTAIN. If you ABSTAIN from voting on this proposal, your abstention will not be counted as a vote cast on Proposal 4 and will have no effect on the outcome of the proposal. Broker non-votes will also not count as a vote cast on Proposal 4 and will have no effect on the outcome of the proposal.

Who will count the votes?
Broadridge Corporate Issuer Solutions, Inc. (“Broadridge”) has been engaged to receive and tabulate stockholder votes. Broadridge will separately tabulate FOR and AGAINST votes, votes to WITHHOLD from nominees to the Board, abstentions, and broker non-votes. Broadridge will also certify the election results and perform any other acts required by the Delaware General Corporation Law.
Who is paying for the costs of this proxy solicitation?
The Company will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials. Solicitations may be made personally or by mail, facsimile, telephone, messenger, or via the Internet by our personnel who will not receive additional compensation for such solicitation. In addition, we will reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding the proxy materials to stockholders. We have not engaged a third party to assist us in soliciting proxies.
How can I find the results of the Annual Meeting?
Preliminary results will be announced at the Annual Meeting. Final results will be published in a Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) and published on our website after the Annual Meeting.
What does it mean if I receive more than one set of printed materials?
If you receive more than one set of printed materials, your shares may be registered in more than one name and/or are registered in different accounts.
Please follow the voting instructions on each set of printed materials, as applicable, to ensure that all of your shares are voted.
I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
The SEC has adopted rules that allow a company to deliver a single proxy statement or annual report to an address shared by two or more of its stockholders. This method of delivery, known as “householding,” permits us to realize significant cost savings, reduces the amount of duplicate information stockholders receive, and reduces the environmental impact of printing and mailing documents to our stockholders. Under this process, stockholders that share an address with another stockholder will receive only one copy of our proxy materials and any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies. Any stockholders who object to or wish to begin householding may notify our Investor Relations Department at investors@smmttx.com or Investor Relations, Summit Therapeutics Inc., 601 Brickell Key Drive, Suite 1000, Miami, FL 33131, or by calling (305) 203-2034, and the Company will promptly deliver such materials to you.

Beneficial owners may contact their broker, bank or other nominee to request information about householding.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?
Stockholder Proposals for 2027 Annual Meeting
For a stockholder proposal to be eligible under Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) for inclusion in our proxy statement for next year's annual meeting, the proposal must comply with all applicable requirements of Rule 14a-8, all applicable requirements of our Bylaws and be received by our Corporate Secretary at our principal executive office, 601 Brickell Key Drive, Suite 1000, Miami, Florida 33131, not later than December 18, 2026. Submission of a proposal before the deadline does not guarantee its inclusion in our proxy materials.

Advance Notice Procedure for 2027 Annual Meeting
Under our Bylaws, director nominations and other business may be brought at an annual meeting of stockholders in accordance with the requirements of our Bylaws as in effect from time to time. For the 2027 annual meeting of stockholders, a stockholder notice must be received by our Corporate Secretary at our principal executive office, 601 Brickell Key Drive, Suite 1000, Miami, FL 33131, by:

•not less than 90 days prior to the one-year anniversary of the date of our 2026 annual meeting of stockholders (March 12, 2027); and

•not more than 120 days prior to the one-year anniversary of the date of our 2026 annual meeting of stockholders (February 10, 2027).

In the event we hold our 2027 annual meeting of stockholders more than 30 days prior to, or delay it by more than 60 days after, the one-year anniversary of the 2026 annual meeting of stockholders, then, for notice by the stockholder to be timely, it must be received by our Corporate Secretary not earlier than the 120th day prior to the 2027 annual meeting of stockholders and not later than the close of business on the later of (i) the 90th day prior to the 2027 annual meeting of stockholders and (ii) the 10th day following the day on which notice of the date of such annual meeting was mailed or the day of public disclosure of the date of such annual meeting, whichever first occurs. Please refer to the full text of our Bylaw provisions for additional information and requirements. A copy of our current Bylaws has been incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and may be obtained by writing to our Corporate Secretary at the address listed in our proxy materials.

In addition to complying with the Company’s notice requirements under its Bylaws as set forth in the previous paragraph, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice to the Company that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 11, 2027. If the 2027 annual meeting changes by more than 30 calendar days from the anniversary date of the 2026 annual meeting, such notice must instead be provided by the later of 60 calendar days prior to the date of the 2027 annual meeting or the 10th calendar day following public announcement by the Company of the date of the 2027 annual meeting.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board of Directors has nominated Robert W. Duggan, Mahkam Zanganeh, Manmeet Soni, Kenneth A. Clark, Robert Booth, Alessandra Cesano, Yu (Michelle) Xia, Mostafa Ronaghi, and Jeff Huber for election at the Annual Meeting with terms expiring at the 2027 annual meeting of stockholders. Please refer to “Board of Directors and Committees of the Board” section below for the nominees’ biographies. The director nominees, if elected, will serve until the 2027 annual meeting, or until their earlier resignation or removal. Each director nominee has indicated a willingness to serve if elected.

The nine nominees receiving the highest number of votes will be elected at the Annual Meeting. In the event a nominee is unable or declines to serve as a director, the proxies will be voted at the Annual Meeting for any nominee who may be designated by the Board of Directors to fill the vacancy. As of the date of this Proxy Statement, the Board of Directors is not aware of any nominee who is unable or will decline to serve as a director.
Summary information regarding our nominees is set forth below.

Name	Age	Position	Director Since
Robert W. Duggan	81	Co-Chief Executive Officer & Chairman of the Board of Directors of Summit Therapeutics Inc.; Chief Executive Officer of Duggan Investments, Inc.	2019
Mahkam Zanganeh	55	Co-Chief Executive Officer, President & Director of Summit Therapeutics Inc.; Founder and Chief Executive Officer of Maky Zanganeh and Associates	2020
Manmeet Soni	48	Chief Operating Officer, Chief Financial Officer and Director of Summit Therapeutics Inc.	2019
Kenneth A. Clark	67	Member of Wilson Sonsini Goodrich & Rosati, P.C.; Partner, TCG Labs Management, L.P.	2021
Robert Booth	72	Retired Executive and Professor; Board Member	2022
Alessandra Cesano	65	Chief Medical Officer of ESSA Pharma	2022
Yu (Michelle) Xia	59	Chief Executive Officer and Chairwoman of Akeso, Inc.	2023
Mostafa Ronaghi	57	Co-Founder and Executive Board Member of Cellanome	2024
Jeff Huber	57	Co-founder and Managing Director of Triatomic Capital Private L.P.	2024

There is no family relationship among any of the nominees, directors and/or any of our NEOs, with the exception of Mr. Duggan and Dr. Zanganeh, who are spouses. Our NEOs serve at the discretion of the Board of Directors. Further information about our directors is provided in the “Board of Directors and Committees of the Board” section below.

Vote Required

The election of directors requires a plurality of the votes cast by the stockholders entitled to vote at the Annual Meeting. Withheld votes and broker non-votes will have no effect on approval of the election of directors. Shares of common stock represented by executed, but unmarked, proxies will be voted in favor of the each director nominee; provided that, if you hold your shares of our common stock through a broker-dealer, bank nominee, custodian or other securities intermediary, the intermediary will not vote those shares for the director nominees unless you give the intermediary specific voting instructions on a timely basis directing the intermediary to vote in such manner.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
“FOR”
ALL NINE NOMINEES TO SERVE AS OUR DIRECTORS

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Audit Committee has appointed PricewaterhouseCoopers LLP, an independent registered public accounting firm, to audit the financial statements of the Company for the fiscal year ending December 31, 2026 and recommends that stockholders vote in favor of the ratification of such appointment. PricewaterhouseCoopers LLP was our independent registered public accounting firm for the fiscal year ended December 31, 2025.
Stockholder ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise. The Board of Directors, however, is submitting the appointment of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee and the Board of Directors will reconsider whether or not to retain the firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.
PricewaterhouseCoopers LLP representatives are expected to attend the Annual Meeting virtually. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.
Vote Required
Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2026 requires the affirmative “FOR” vote of a majority of the votes cast by the holders of all of the shares of stock present or represented. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on this proposal. Abstentions will not be counted as a vote cast on Proposal 2 and will have no effect on the outcome of the proposal. If you hold your shares through a broker and you do not instruct the broker how to vote, your broker will have the authority to vote your shares in its discretion on this proposal. Shares of common stock represented by executed, but unmarked, proxies will be voted in favor of the approval of the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
“FOR”
THE RATIFICATION OF THE APPOINTMENT OF
PRICEWATERHOUSECOOPERS LLP

PROPOSAL 3: ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NEOS
    We are required by Section 14A of the Exchange Act to provide our stockholders with an advisory vote to approve the compensation of our NEOs. This proposal, commonly known as “say-on-pay,” asks our stockholders to vote, on a non-binding, advisory basis, on a resolution approving the compensation of our NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including the “Executive Compensation” sections of this Proxy Statement. In accordance with the vote of our stockholders in 2021 regarding the frequency of future "say-on-pay" votes, the Board intends to hold this vote annually, and the next advisory vote on the frequency of future advisory votes to approve NEO compensation will occur in 2027.

At our 2025 annual meeting, our say-on-pay proposal received support from approximately 97% of the votes cast by our stockholders on the matter. While this vote was a non-binding advisory vote, our Board of Directors and the Compensation Committee believe that our stockholders, through this advisory vote, generally endorsed our compensation philosophy and principles.

The Compensation Committee will continue to emphasize compensation arrangements that align the financial interests of our NEOs with the interests of our stockholders. Please refer to the “Executive Compensation” sections of this Proxy Statement for a discussion of our Company’s executive compensation practices and philosophy and the actual compensation provided to our NEOs. The vote on the compensation of our NEOs is advisory and not binding on us, our Board of Directors or the Compensation Committee.

Vote Required

Approval on a non-binding, advisory basis, the compensation of our NEOs as disclosed in this Proxy Statement requires the affirmative “FOR” vote of a majority of the votes cast by the holders of all of the shares of stock present or represented at the Annual Meeting. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on this proposal. Abstentions and broker non-votes will have no effect on approval of the resolution. Shares of common stock represented by executed, but unmarked, proxies will be voted in favor of the approval of the compensation of our NEOs as disclosed in this Proxy Statement; provided that, if you hold your shares of our common stock through a broker-dealer, bank nominee, custodian or other securities intermediary, the intermediary will not vote those shares for the compensation of our NEOs unless you give the intermediary specific voting instructions on a timely basis directing the intermediary to vote in such manner. Although the outcome of this advisory vote on the compensation of our NEOs is non-binding, our Board of Directors and the Compensation Committee will review and consider the outcome of this vote when making future compensation decisions for our NEOs.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
“FOR”
THE APPROVAL OF, ON AN ADVISORY BASIS, THE COMPENSATION OF OUR NEOS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 4: AMENDMENT TO THE SUMMIT THERAPEUTICS INC. 2020 STOCK INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK
Our Board of Directors has unanimously adopted, and is submitting for stockholder approval, an amendment to the Summit Therapeutics Inc. 2020 Stock Incentive Plan (the “Plan”) to increase the number of shares of our common stock authorized for issuance under the Plan by 8,000,000 shares to continue to meet our compensation goals for current and future years. The Board of Directors believes that the success of the Company is largely dependent on its ability to attract, retain and motivate highly-qualified employees and non-employee directors, and that by continuing to offer them the opportunity to acquire or increase their proprietary interest in the Company, the Company will enhance its ability to attract, retain and motivate such persons.

As of April 15, 2026, there were 776,079,959 shares of our common stock issued and outstanding and there were 11,979,801 shares of our common stock available for issuance under the Plan. Accordingly, our Board of Directors has determined that there are not sufficient shares of common stock available under the Plan to support the Company’s intended compensation programs over the next several years. Consistent with our past compensation practices, following the Board of Directors approval of the 8,000,000 increased shares, we granted certain stock option awards to employees in order to continue incentivizing and retain those individuals, which are also conditional on our stockholders approving the additional shares for the Plan. If this Plan amendment is not approved, those conditionally granted stock options will be terminated and forfeited by the employees for no consideration.

On September 18, 2025, subject to stockholder approval, our Board of Directors approved the Plan Amendment described in this Proposal 4, and our Board of Directors is now submitting the Plan Amendment, as reflected in the amended Plan attached to this Proxy Statement as Annex A (as so amended, the “Amended Plan”) for stockholder approval. As proposed for approval, the Plan Amendment, as set forth in the Amended Plan, will increase the number of shares of our common stock subject to the Plan by 8,000,000 shares. As described more fully below, we consider equity compensation to be a key component of our compensation structure.

The closing sale price of our common stock quoted on the NASDAQ Global Market on April 15, 2026, was $21.12 per share. If the Amended Plan is approved, we intend to register the additional shares on a registration statement on Form S-8 following such approval.

Description of the Plan Amendment

The following is a summary of the Plan Amendment, as reflected in the Amended Plan:

Section 4 of the Plan is amended to include an additional 8,000,000 shares of common stock authorized for grant under the Plan.

Description of the Amended Plan

The following is a summary of the material terms of the Amended Plan. This summary is not complete and is qualified in its entirety by reference to the full text of the Amended Plan attached to this Proxy Statement as Annex A, which assumes that this Proposal 4 is approved.

Administration and Delegation

The Plan is administered by the Board of Directors, which has the authority to interpret the provisions of the Plan; make, change and rescind rules and regulations relating to the Plan;

and make changes to, or reconcile any inconsistency in, any award or agreement covering an award. The Board of Directors may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board of Directors. In addition, the Board of Directors may delegate to one or more officers of the Company the power to grant Awards to employees or officers of the Company, provided that the Board of Directors shall fix the terms of Awards to be granted by such officers, the maximum number of shares subject to Awards that the officers may grant, and the time period in which such Awards may be granted; and provided further, that no officer shall be authorized to grant Awards to any executive officer or officer of the Company.

Eligibility

All of the Company’s employees, officers and directors, as well as consultants and advisors to the Company (as such terms consultants and advisors are defined and interpreted for purposes of Form S-8 under the Securities Act of 1933, as amended, or any successor form) are eligible to be granted awards under the Plan. The group of persons eligible to be granted awards as of the record date includes approximately 367 employees, 3 officers, 9 directors and 0 consultants and advisors.

Substitute Awards

Substitute Awards may be granted on such terms as the Board of Directors deems appropriate in the circumstances, notwithstanding any limitations on Awards contained in the Plan.

Options

The Board of Directors may grant options to purchase common stock and determine the number of shares of common stock to be covered by each option, the exercise price of each option and the conditions and limitations applicable to the exercise of each option. The exercise price of each option shall be not less than 100% of the grant date fair market value of the common stock on the date the option is granted; provided that if the Board of Directors approves the grant of an option with an exercise price to be determined on a future date, the exercise price shall be not less than 100% of the grant date fair market value on such future date. Each option shall be exercisable at such times and subject to such terms and conditions as the Board of Directors may specify in the applicable option agreement; provided, however, that no option will be granted with a term in excess of 10 years. Options may be exercised by delivery to the Company of a notice of exercise in a form approved by the Company, together with payment in full of the exercise price for the number of shares for which the option is exercised.

Limitation on Repricing

Unless such action is approved by the Company’s stockholders, the Company may not: (1) amend any outstanding option granted under the Plan to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding option, (2) cancel any outstanding option (whether or not granted under the Plan) and grant in substitution therefor new awards under the Plan covering the same or a different number of shares of common stock and having an exercise or measurement price per share lower than the then-current exercise price per share of the canceled option, (3) cancel in exchange for a cash payment any outstanding option with an exercise price per share above the then-current fair market value of the common stock, or (4) take any other action under the Plan that constitutes a “repricing” within the meaning of the rules of the Nasdaq Stock Market or any other exchange or marketplace on which the Company stock is listed or traded.

Stock Appreciation Rights

The Board has the authority to grant stock appreciation rights, which are also referred to as SARs. A SAR is the right of a participant to receive cash in an amount, and/or common stock with a fair market value, equal to the appreciation of the fair market value of a share of common stock during a specified period of time. The Plan provides that the Board of Directors determines all terms and conditions of each stock appreciation right including the measurement price of each SAR, which shall not be less than 100% of the grant date fair market value, and a term that must be no later than ten years after the date of grant.

Restricted Stock Units

The Board of Directors may grant awards entitling recipients to acquire restricted stock. The Board of Directors shall determine the terms and conditions of a restricted stock award, including the conditions for vesting and repurchase (or forfeiture) and the issue price, if any. Dividends declared and paid by the Company with respect to shares of restricted stock shall be paid to the participant only if and when such shares become free from the restrictions on transferability and forfeitability.

A Participant shall have no voting rights with respect to any restricted stock units. However, the award agreement for restricted stock units may provide participants with the right to receive an amount equal to any dividends or other distributions declared and paid on an equal number of outstanding shares of common stock.

Other Stock-Based Awards

The Board of Directors shall determine the terms and conditions of each other stock-based award, including any purchase price applicable thereto. Other stock-based awards may be paid in shares of common stock or cash, as the Board of Directors shall determine.

Adjustments

In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of common stock other than an ordinary cash dividend, the Company shall equitably adjust: (i) the number and class of securities available under the Plan, (ii) the share counting rules, (iii) the number and class of securities and exercise price per share of each outstanding option, (iv) the share and per-share provisions and the measurement price of each outstanding SAR, (v) the number of shares subject to and the repurchase price per share subject to each outstanding award of restricted stock and (vi) the share and per-share-related provisions and the purchase price, if any, of each outstanding restricted stock unit award and other stock-based award.

If we are involved in a merger or other transaction in which shares of common stock are changed or exchanged, outstanding awards shall be: (i) assumed, or substantially equivalent awards shall be substituted, (ii) forfeited or terminated immediately prior to the consummation of a reorganization event unless exercised, (iii) exercisable, realizable or deliverable, or restrictions applicable to an award shall lapse, in whole or in part prior to or upon such reorganization event, or (iv) purchased via a cash payment for each share surrendered in the reorganization event.

An award (other than restricted stock) shall be considered assumed if, following consummation of the reorganization event, such award confers the right to purchase or receive pursuant to the terms of such award, for each share of common stock subject to the award immediately prior to the consummation of the reorganization event, the consideration received as a result of the reorganization event by holders of common stock for each share of common stock held immediately prior to the consummation of the reorganization event; provided, however, that if the consideration received as a result of the reorganization event is not solely common stock of the acquiring or succeeding corporation, the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise or settlement of the award to consist solely of such number of shares of common stock of the acquiring or succeeding corporation that the Board determines to be equivalent in value to the per share consideration received by holders of outstanding shares of common stock as a result of the reorganization event.

Transferability

Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the participant, except by will or the laws of descent and distribution or, other than in the case of an incentive stock option, pursuant to a qualified domestic relations order, and, during the life of the participant, shall be exercisable only by the participant; provided, however, that, except with respect to awards subject to Section 409A of the Internal Revenue Code (the “Code”), the Board of Directors may permit or provide in an award for the gratuitous transfer of the award by the participant to or for the benefit of any immediate family member, family trust or other entity established for the benefit of the participant.

Termination

The Board of Directors shall determine the effect on an award of the disability, death, termination or other cessation of employment, authorized leave of absence or other change in the employment of a participant.

Withholding

The Company may elect to satisfy the withholding obligations through additional withholding on salary or wages. If the Company elects not to or cannot withhold from other compensation, the participant must pay the Company the full amount, if any, required for withholding or have a broker tender to the Company cash equal to the withholding obligations.

Amendment

The Board of Directors may amend, modify or terminate any outstanding Award. The participant’s consent to such action shall be required unless (i) the Board of Directors determines that the action, taking into account any related action, does not materially and adversely affect the participant’s rights under the Plan or (ii) the change is permitted. No award shall be made that is conditioned upon stockholder approval of any amendment to the Plan unless the award provides that (i) it will terminate or be forfeited if stockholder approval of such amendment is not obtained within no more than 12 months from the date of grant and (ii) it may not be exercised or settled (or otherwise result in the issuance of common stock) prior to such stockholder approval.

Acceleration

The Board of Directors may at any time provide that any award shall become immediately exercisable in whole or in part, free from some or all restrictions or conditions, or otherwise realizable in whole or in part.

Authorization of Sub-Plans

The Board of Directors may establish one or more sub-plans by adopting supplements to the Plan. All supplements adopted by the Board of Directors shall be deemed to be part of the Plan.

U.S. Federal Income Tax Consequences

The following discussion is for general information only and is intended to summarize briefly the United States federal income tax consequences to participants arising from participation in the Plan. This description is based on current law, which is subject to change (possibly retroactively). The tax treatment of a participant in the Plan may vary depending on his or her particular situation and may, therefore, be subject to special rules not discussed below. No attempt has been made to discuss any potential foreign, state, or local tax consequences.

Tax Consequences to Participants under the Plan

Options and SARs. Participants will not realize taxable income upon the grant of an option or a SAR. Upon the exercise of a nonqualified stock option or a SAR, a participant will recognize ordinary compensation income (subject to withholding if the participant is an employee) in an amount equal to the excess of (i) the amount of cash and the fair market value of the shares of common stock received, over (ii) the exercise price of the award. A participant will generally have a tax basis in any shares of common stock received pursuant to the exercise of a nonqualified stock option or SAR that equals the fair market value of such shares of common stock on the date of exercise. Subject to the discussion under “—Tax Consequences to the Company” below, we will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a participant under the foregoing rules. When a participant sells the shares of common stock acquired as a result of the exercise of a nonqualified stock option or SAR, any appreciation (or depreciation) in the value of the shares of common stock after the exercise date is treated as long- or short-term capital gain (or loss) for federal income tax purposes, depending on the holding period. The shares of common stock must be held for more than 12 months to qualify for long-term capital gain treatment.

Participants eligible to receive an option intended to qualify as an incentive stock option (i.e., under Section 422 of the Code) will not recognize taxable income on the grant of an incentive stock option. Upon the exercise of an incentive stock option, a participant will not recognize taxable income, although the excess of the fair market value of the shares of common stock received upon exercise of the incentive stock option (“ISO Shares”) over the exercise price will increase the alternative minimum taxable income of the participant, which may cause such participant to incur alternative minimum tax. The payment of any alternative minimum tax attributable to the exercise of an incentive stock option would be allowed as a credit against the participant’s regular tax liability in a later year to the extent the participant’s regular tax liability is in excess of the alternative minimum tax for that year.

Upon the disposition of ISO Shares that have been held for the required holding period (generally, at least two years from the date of grant and one year from the date of exercise of the incentive stock option), a participant will generally recognize capital gain (or loss) equal to the excess (or shortfall) of the amount received in the disposition over the exercise price paid by the participant for the ISO Shares. However, if a participant disposes of ISO Shares that have not been held for the requisite holding period (a “Disqualifying Disposition”), the participant will recognize ordinary compensation income in the year of the Disqualifying Disposition in an amount equal to the amount by which the fair market value of the ISO Shares at the time of exercise of the incentive stock option (or, if less, the amount realized in the case of an arm’s length disposition to an unrelated party) exceeds the exercise price paid by the participant for such ISO Shares. A participant would also recognize capital gain to the extent the amount realized in the Disqualifying Disposition exceeds the fair market value of the ISO Shares on the exercise date. If the exercise price paid for the ISO Shares exceeds the amount realized (in the case of an arm’s-length disposition to an unrelated party), such excess would ordinarily constitute a capital loss.

We will generally not be entitled to any federal income tax deduction upon the grant or exercise of an incentive stock option, unless a participant makes a Disqualifying Disposition of the ISO Shares. If a participant makes a Disqualifying Disposition, we will then, subject to the discussion below under “—Tax Consequences to the Company,” be entitled to a tax deduction that corresponds as to timing and amount with the compensation income recognized by a participant under the rules described in the preceding paragraph.

Under current rulings, if a participant transfers previously held shares of common stock (other than ISO Shares that have not been held for the requisite holding period) in satisfaction of part or all of the exercise price of an option, whether a nonqualified stock option or an incentive stock option, no additional gain will be recognized on the transfer of such previously held shares of common stock in satisfaction of the nonqualified stock option or incentive stock option exercise price (although a participant would still recognize ordinary compensation income upon exercise of a nonqualified stock option in the manner described above). Moreover, that number of shares of common stock received upon exercise which equals the number of previously held shares of common stock surrendered in satisfaction of the nonqualified stock option or incentive stock option exercise price will have a tax basis that equals, and a capital gains holding period that includes, the tax basis and capital gains holding period of the previously held shares of common stock surrendered in satisfaction of the nonqualified stock option or incentive stock option exercise price. Any additional shares of common stock received upon exercise will have a tax basis that equals the amount of cash (if any) paid by the participant, plus the amount of compensation income recognized by the participant under the rules described above.

The Internal Revenue Service has not provided formal guidance on the income tax consequences of a transfer of nonqualified stock options (other than in the context of divorce) or SARs. However, the Internal Revenue Service has informally indicated that after a transfer of options (other than in the context of divorce pursuant to a domestic relations order), the transferor will recognize income, which will be subject to withholding, and FICA/FUTA taxes will be collectible at the time the transferee exercises the options. If a nonqualified stock option is transferred pursuant to a domestic relations order, the transferee will recognize ordinary income upon exercise by the transferee, which will be subject to withholding, and FICA/FUTA taxes (attributable to and reported with respect to the transferor) will be collectible from the transferee at such time.

In addition, if a participant transfers a vested nonqualified stock option to another person and retains no interest in or power over it, the transfer is treated as a completed gift. The amount of the transferor’s gift (or generation-skipping transfer, if the gift is to a grandchild or later generation) equals the value of the nonqualified stock option at the time of the gift. The value of the nonqualified stock option may be affected by several factors, including the difference between the exercise price and the fair market value of the shares of common stock, the potential for future appreciation or depreciation of the shares of common stock, the time period of the nonqualified stock option and the illiquidity of the nonqualified stock option. The transferor will be subject to a federal gift tax, which will be limited by (i) the annual exclusion of $19,000 per donee (for 2026, subject to adjustment in future years), (ii) the transferor’s lifetime unified credit, or (iii) the marital or charitable deductions. The gifted nonqualified stock option will not be included in the participant’s gross estate for purposes of the federal estate tax or the generation-skipping transfer tax.

This favorable tax treatment for vested nonqualified stock options has not been extended to unvested nonqualified stock options. Whether such consequences apply to unvested nonqualified stock options or to SARs is uncertain and the gift tax implications of such a transfer is a risk that the transferor will bear upon such a disposition.

Other Awards: Stock Awards, Restricted Stock Units and Other Stock-Based Awards. A participant will recognize ordinary compensation income upon receipt of cash pursuant to a cash award or, if earlier, at the time the cash is otherwise made available for the participant to draw upon. Individuals will not have taxable income at the time of grant of a restricted stock unit award, but rather, will generally recognize ordinary compensation income at the time he or she receives cash or shares of common stock in settlement of the restricted stock unit award, as applicable, in an amount equal to the cash or the fair market value of the shares of common stock received.

A recipient of an other stock-based award or the receipt of shares pursuant to an incentive award or performance award (other than option awards) generally will be subject to tax at ordinary income tax rates on the fair market value of the shares of common stock when received, reduced by any amount paid by the recipient; however, if the shares of common stock are not transferable and are subject to a substantial risk of forfeiture when received, a participant will recognize ordinary compensation income in an amount equal to the fair market value of the shares of common stock when the shares of common stock first become transferable and are no longer subject to a substantial risk of forfeiture.

A participant who is an employee will be subject to withholding for federal, and generally for state and local, income taxes at the time he or she recognizes income under the rules described above. The tax basis in the shares of common stock received by a participant will equal the amount recognized by the participant as compensation income under the rules described in the preceding paragraph, and the participant’s capital gains holding period in those shares of common stock will commence on the later of the date the shares of common stock are received or the restrictions lapse. Subject to the discussion below under “—Tax Consequences to the Company,” we will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a participant under the foregoing rules.

Tax Consequences to the Company

Reasonable Compensation.In order for the amounts described above to be deductible by us (or a subsidiary), such amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses.

Golden Parachute Payments. Our ability (or the ability of one of its subsidiaries) to obtain a deduction for future payments under the Plan could also be limited by the golden parachute rules of Section 280G of the Code, which prevent the deductibility of certain excess parachute payments made in connection with a change in control of an employer-corporation.

Section 162(m). Our ability (or the ability of one of its subsidiaries) to obtain a deduction for amounts paid under the Plan could be limited by Section 162(m) of the Code. Section 162(m) of the Code limits our ability to deduct compensation, for federal income tax purposes, paid during any year to a “covered employee” (within the meaning of Section 162(m) of the Code) in excess of $1,000,000.

Conditionally Granted Stock Options

The Board of Directors have granted the following number of stock option awards to the classes of employees noted below. If this Plan Amendment is not approved, each of these stock option awards will be terminated and forfeited for no consideration. Outside of the conditionally granted stock option awards shown below, awards are determined at the discretion of the Board of Directors and cannot be determined with certainty.

New Plan Benefits

The following table presents information about our Incremental Pool as of April 15, 2026:

Name and Position	Dollar Value ($)	Number of Stock Options Conditionally Granted
Robert Duggan Co-CEO and Chairman	—	—
Mahkam Zanganeh Co-CEO, President and Director	—	—
Manmeet Soni Chief Operating Officer & Chief Financial Officer and Director	—	—
Non-Executive Officer Employee Group	123,610,966	7,453,391

Equity Compensation Plan Information

The following table presents information about our equity compensation plans as of December 31, 2025:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans excluding securities reflected in column (a)
Equity compensation plans approved by security holders
2020 Stock Incentive Plan(1)	112,514,505	$3.30	2,643,200
2020 Employee Stock Purchase Plan (2)	—	—	1,743,682
Equity compensation plans not approved by security holders
Inducement Pool (3)	2,032,298	$14.79	1,936,452
Incremental Pool (1)	4,917,925	$18.96	3,082,075
Total	119,464,728	$4.14	9,405,409
_______________
(1)Our 2020 Stock Incentive Plan (the “2020 Plan”) provides that the number of shares available for issuance thereunder will be increased on the first day of each fiscal year beginning with the 2021 fiscal year in an amount equal to the lesser of (i) 6,400,000 shares, (ii) 4% of the outstanding shares of our common stock as of such date, and (iii) such number of shares as determined by our Board of Directors. On January 1, 2026, the number of shares available for issuance under the Stock Incentive Plan increased by 6,400,000 shares pursuant to these provisions. The January 1, 2026 increase to the Stock Incentive Plan is not reflected in the table above. On September 18, 2025, the Board approved an increase of 8,000,000 shares of common stock available for issuance under the 2020 Plan (the “Incremental Pool”), subject to the approval of the holders of a majority of the shares voting at the Company’s stockholder meeting.
(2)Our 2020 Employee Stock Purchase Plan (the “2020 ESPP”) provides that the number of shares available for issuance thereunder will be increased on the first day of each fiscal year beginning with the 2021 fiscal year in an amount equal to the lesser of (i) 1,600,000 shares of common stock, (ii) 1% of the common shares outstanding on such date and (iii) an amount as determined by the Company’s Board of Directors. On January 1, 2026, there was no increase to shares available for issuance under the 2020 ESPP. The above table excludes the weighted average exercise price of purchase rights accruing under the 2020 ESPP as of December 31, 2025, as the purchase rights (and, therefore, the number of shares to be purchased) are not determined until the end of the purchase period on February 28, 2026.
(3)On May 3, 2024, the Board adopted the 2024 Inducement Pool (the “Inducement Pool”), which mirrors the terms of the 2020 Plan, with a total of 2,000,000 shares of Common Stock reserved for issuance under the Inducement Pool. Effective January 22, 2025, the number of shares of common stock available under the Inducement Pool increased by 2,000,000 shares. On January 1, 2026, there was no increase to shares available for issuance under the inducement pool. Inducement Pool provides for the grant of non-qualified stock options and was approved by the Compensation Committee of the Board without stockholder approval pursuant to Rule 5635(c)(4) of the Nasdaq Listing Rules.

Vote Required

Approval on the Plan Amendment as disclosed in this Proxy Statement requires the affirmative “FOR” vote of a majority of the votes cast by the holders of all of the shares of stock present or represented at the Annual Meeting. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on this proposal. Abstentions and broker non-votes will have no effect on approval of the resolution. Shares of common stock represented by executed, but unmarked, proxies will be voted in favor of the approval of the Plan Amendment as disclosed in this Proxy Statement; provided that, if you hold your shares of our common stock through a broker-dealer, bank nominee, custodian or other securities intermediary, the intermediary will not vote those shares for the Plan Amendment unless you give the intermediary specific voting instructions on a timely basis directing the intermediary to vote in such manner.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
“FOR”
THE AMENDMENT TO THE SUMMIT THERAPEUTICS INC. 2020 STOCK INCENTIVE PLAN TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK ISSUABLE THEREUNDER.

CORPORATE GOVERNANCE
Overview
Our Board of Directors oversees our Co-Chief Executive Officers, and other senior management in the competent and ethical operation of our business and affairs and assures that the long-term interests of the stockholders are being served. Our Board of Directors has adopted Corporate Governance Guidelines that address items such as the qualifications and responsibilities of our directors and director candidates, and corporate governance policies and standards applicable to us in general. We believe that good governance leads to high board effectiveness, promotes the long-term interests of our stockholders, strengthens the accountability of our Board of Directors and management, and improves our standing in our industry.

Board Leadership Structure
Our Board of Directors believes that the roles of Chairman and Co-Chief Executive Officer may be filled by the same or different individuals. This allows our Board of Directors to have the flexibility to determine whether the two roles should be combined or separated based upon the needs of the Company and our Board of Directors’ assessment of our leadership from time to time. Our Board of Directors believes that combining the role of Chairman and Co-Chief Executive Officer facilitates the strategic development of the Company and the flow of information between the Board and management. In our Board’s view, Robert W. Duggan is best situated to serve as Chairman because of his familiarity with the Company’s business and industry, and his insight into the strategies and policies to be discussed by the Board of Directors. At this time, our Board of Directors believes it is in the best interests of our Company and our stockholders for Mr. Duggan to serve as our Co-Chief Executive Officer and Chairman of the Board of Directors. The Chairman of the Board of Directors presides over all Board meetings and approves the agenda for meetings of the Board of Directors. He also works with the Board of Directors to drive decisions about particular strategies and policies.

The Appointment of the Lead Independent Director
Our Board of Directors has determined that it is advisable, in light of having the same person, Mr. Duggan, serve as both Co-Chief Executive Officer and Chairman of the Board of Directors, to appoint a lead independent director (“LID”). The Board of Directors has approved the appointment of Kenneth A. Clark as LID. The LID shall be responsible for the following duties: (i) to chair any meeting of the independent directors in executive session; (ii) to meet with any director who is not adequately performing his or her duties as a member of the Board of Directors or any committee; (iii) to facilitate communications between other members of the Board of Directors and the Chairman of the Board and Co-Chief Executive Officers; (iv) to monitor, with the assistance of the Company’s legal advisors, communications from stockholders and other interested parties; (v) to work with the Chairman of the Board in the preparation of the agenda for each Board of Directors meeting and to determine the need for special meetings of the Board of Directors; and (vi) to otherwise consult with the Chairman of the Board and Co-Chief Executive Officers on corporate governance matters and the Board of Directors’ performance.

The Board of Director’s Role in Risk Oversight
Our management has day-to-day responsibility for identifying risks facing us, including implementing suitable mitigating processes and controls, assessing risks in relation to Company strategies and objectives, and appropriately managing risks in a manner that serves the best interests of the Company, our stockholders, and other stakeholders. Our Board of Directors is responsible for ensuring that an appropriate culture of risk management exists within the Company and for setting the right “tone at the top,” overseeing our aggregate risk profile, and assisting management in addressing specific risks.

Generally, various committees of our Board of Directors oversee risks associated with their respective areas of responsibility and expertise. For example, our Audit Committee oversees, reviews and discusses with management and the independent auditor risks associated with our internal controls, procedures for financial reporting, and the steps management has taken to monitor and mitigate those exposures. Our Audit Committee also oversees the management of other risks, including our cybersecurity practices and privacy protections. Our Compensation Committee oversees the management of risks associated with our compensation policies, plans, and practices. Our Nominating and Corporate Governance Committee oversees the management of risks associated with director independence and succession planning. Our Board of Directors provides ultimate oversight over cybersecurity risks. Management and other employees report to the Board of Directors and/or the relevant committee from time to time on risk-related issues.

Director Independence
Under applicable Nasdaq rules, a director will only qualify as an “independent director” if, in the opinion of the listed company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee, accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or otherwise be an affiliated person of the listed company or any of its subsidiaries. In order to be considered independent for purposes of Rule 10C-1, the board must consider, for each member of a compensation committee of a listed company, all factors specifically relevant to determining whether a director has a relationship to such company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (1) the source of compensation of the director, including any consulting advisory or other compensatory fee paid by such company to the director; and (2) whether the director is affiliated with the company or any of its subsidiaries or affiliates.

Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board of Directors has determined that each of Mr. Clark, Dr. Booth, Dr. Cesano, Dr. Ronaghi, and Mr. Huber, representing five of our nine directors, is “independent” as that term is defined under Nasdaq rules and none of these directors has or has had a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our Board of Directors also determined that Mr. Clark, Dr. Booth, Dr. Cesano, Dr. Ronaghi, and Mr. Huber who comprise our Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee, satisfy the independence standards for those committees established by applicable SEC rules, including Rule 10A-3 of the Exchange Act, and Nasdaq rules. In making this determination, our Board of Directors considered the relationships that each non-employee director has or has had with our Company and all other facts and circumstances that our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

In determining Mr. Clark’s independence, our Board of Directors considered the Company’s engagement of the law firm, Wilson Sonsini Goodrich & Rosati P.C. (“WSGR”),

where Mr. Clark serves as a partner with extensive professional experience advising other biotechnology clients, as well as Mr. Clark’s prior professional relationships with Mr. Duggan. Mr. Clark served on the board of directors of Pharmacyclics, Inc. from 2021 until its sale to AbbVie Inc. in 2015, and served from November 2017 to October 2021 as a director at Pulse Biosciences, Inc., where Mr. Duggan served as Chairman. The Company’s engagement of WSGR was approved by the Audit Committee in accordance with the Company’s Related Party Transaction Policy and payments to WSGR in connection with such engagement do not exceed, per Nasdaq independence standards, the greater of 5% of the law firm’s gross revenues or $200,000. After careful review, the Board has concluded that neither Mr. Clark’s prior professional relationships nor the engagement of WSGR will impair Mr. Clark’s exercise of independent judgment in carrying out his responsibilities as a member of our Board of Directors.

In determining Dr. Booth’s independence, our Board of Directors considered Dr. Booth’s prior experience advising other life science companies as well as his prior professional relationship with Mr. Duggan at Pharmacyclics, Inc., where Dr. Booth previously served as a director and consultant until the acquisition of Pharmacyclics in 2015. After careful review, the Board has concluded that this prior professional relationship will not impair Dr. Booth’s exercise of independent judgment in carrying out his responsibilities as a member of our Board of Directors.

Under Nasdaq rules, a company of which more than 50% of the voting power is held by an individual, group, or another company is a “controlled company.” Because Mr. Duggan owns more than a majority of the voting power of our outstanding shares of common stock, we are a “controlled company” under the corporate governance rules for Nasdaq-listed companies. A “controlled company” may elect not to comply with certain Nasdaq corporate governance requirements, including the requirements that:

•a majority of the board of directors consist of independent directors;
•the compensation committee be composed entirely of directors meeting Nasdaq independence standards applicable to compensation committee members with a written charter addressing the committee’s purpose and responsibilities;
•the compensation committee be responsible for the hiring and overseeing of persons acting as compensation consultants and be required to consider certain independence factors when engaging such persons; and
•director nominees either be selected, or recommended for board of directors’ selection, either by “independent directors” as defined under the rules of Nasdaq constituting a majority of the board of director’s “independent directors” in a vote in which only “independent directors” participate, or by a nominations committee comprised solely of “independent directors.”

While we do not currently take advantage of those exemptions, we have elected to take advantage of some of these exemptions in the past and may do so again in the future. As a result, our stockholders may not have the same protections afforded to stockholders of companies that are subject to all of Nasdaq’s corporate governance rules.

Director Nominations
Candidates for nomination to our Board of Directors are selected by the Nominating and Corporate Governance Committee in accordance with the committee’s charter, and our Certificate of Incorporation and Bylaws. The Nominating and Corporate Governance Committee evaluates all candidates in the same manner and using the same criteria, regardless of the source of the recommendation.

The Nominating and Corporate Governance Committee may retain recruiting professionals to assist in identifying and evaluating candidates for director nominees. Our Board of Directors has adopted Corporate Governance Guidelines, which includes Criteria for Nomination as a Director. The Nominating and Corporate Governance Committee considers the following minimum qualifications to be satisfied by any nominee to the Board of Directors: a reputation for integrity, honesty, and adherence to high ethical standards; a demonstrated business acumen, experience, and ability to exercise sound judgment in matters that relate to the current and long-term objectives of the Company; a commitment to understanding the Company and its industry; a commitment to regularly attend and participate in meetings of the Board and its committees; an interest in and ability to understand the interests of the various constituencies of the Company, including stockholders, employees, customers, governmental units, creditors and the general public, and an ability to act in the interests of all stockholders. Based on the Nominating and Corporate Governance Committee’s recommendation, the Board of Directors selects director nominees and recommends them for election by our stockholders, and also fills any vacancies that may arise between annual meetings of stockholders.

The Nominating and Corporate Governance Committee will consider director candidates who are proposed by our stockholders in accordance with our Bylaws, the Criteria for Nomination as a Director included in our Corporate Governance Guidelines, and other procedures established from time to time by the Nominating and Corporate Governance Committee. If you would like the Nominating and Corporate Governance Committee to consider a prospective director candidate, please follow the procedures in our Bylaws and submit the candidate’s name and qualifications to: Corporate Secretary, Summit Therapeutics Inc., 601 Brickell Key Drive, Suite 1000, Miami, FL 33131.

Code of Business Conduct and Ethics
We have also adopted a written code of business conduct and ethics that applies to our directors, NEOs and employees, including our principal executive officers, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the code is posted on the “Investor Information/Corporate Governance” section of our website, which is located at https://www.smmttx.com/investor-information/corporate-governance/. If we make any substantive amendments to, or grant any waivers from, the code of business conduct and ethics for any NEO or director, we will disclose the nature of such amendment or waiver on our website or in a current report on Form 8-K to be filed with the SEC.

Insider Trading Policy and Prohibitions on Hedging Transactions
The Board has adopted an insider trading policy (“Insider Trading Policy”) governing the purchase, sale and other dispositions of the Company’s securities that applies to directors, NEOs and employees, and to the Company itself in the repurchase of its own securities. We believe our Insider Trading Policy and repurchase procedures are reasonably designed to promote compliance with insider trading laws, rules and regulations, and the listing standards applicable to the Company. A copy of the Insider Trading Policy was filed as Exhibit 19.1 to our Annual Report on Form 10-K for the year ended December 31, 2025.

The Insider Trading Policy prohibits any director, officer or employee from engaging in any of the following types of transactions with respect to the Company’s securities: (i) short sales, including short sales “against the box”, (ii) purchases or sales of puts, calls, or other derivative securities or (iii) purchases of financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) or other similar transactions that directly hedge or offset, or are designed to directly hedge or offset, any decrease in the market value of Company securities.

Communication with the Board of Directors

Any stockholder communication with our Board of Directors or individual directors should be directed to Summit Therapeutics Inc., c/o Corporate Secretary, 601 Brickell Key Drive, Suite 1000, Miami, FL 33131. The Corporate Secretary will forward these communications, as appropriate, directly to the director(s). The independent directors of the Board of Directors review and approve the stockholder communication process periodically in an effort to enable an effective method by which stockholders can communicate with the Board of Directors.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD
Board Meetings
Our Board of Directors meet throughout the year for scheduled meetings, hold special meetings as needed, and act by written consent from time to time. During fiscal year 2025, our Board of Directors held four meetings, and each director attended at least 75% of the aggregate of (i) the total number of meetings of our Board of Directors held during the period for which he or she has been a director and (ii) the total number of meetings held by all committees of our Board of Directors on which he or she served during the periods that he or she served.

Our Corporate Governance Guidelines set out that all directors are expected to attend our annual meeting of stockholders. All except three of the current Board members who were members of the Board at our 2025 annual stockholder meeting attended such meeting.
Members of the Board of Directors

The names of our director nominees and directors, their ages and certain other information about them are set forth below:

Name	Age	Position
Robert W. Duggan	81	Co-Chief Executive Officer and Chairman of the Board of Directors
Mahkam Zanganeh	55	Co-Chief Executive Officer, President, and Director
Manmeet Soni	48	Chief Operating Officer, Chief Financial Officer and Director
Kenneth A. Clark	67	Lead Independent Director
Robert Booth	72	Director
Alessandra Cesano	65	Director
Yu (Michelle) Xia	59	Director
Mostafa Ronaghi	57	Director
Jeff Huber	57	Director

The principal occupations and positions and directorships for at least the past five years of our directors and director nominees, as well as certain information regarding their individual experience, qualifications, attributes and skills that led our Board of Directors to conclude that they should serve on the Board of Directors, are described below. There are no family relationships among any of our directors or NEOs, with the exception of Mr. Duggan and Dr. Zanganeh, who are spouses.

Robert W. Duggan, age 81, has served as a member of our Board of Directors since December 2019, Chairman of the Board of Directors since February 2020, and Co-Chief Executive Officer since April 2020. Since 2016, Mr. Duggan has been Chief Executive Officer of Duggan Investments, Inc., a family office of Mr. Duggan’s dedicated to research and administration of his personal investments primarily in the field of biotech focused on patient-friendly breakthrough solutions to complex diseases of aging. From September 2007 through the acquisition by AbbVie Inc. (“AbbVie”) in May 2015, Mr. Duggan was a member of the board of directors of Pharmacyclics, Inc., a patient-friendly, science-based, employee-driven developer of small-molecule medicines for the treatment of cancers. Mr. Duggan was also the Chairman and Chief Executive Officer of Pharmacyclics from September 2008 to May 2015 as well as its largest investor. From 1990 to 2003, Mr. Duggan was chairman of the board of directors of Computer Motion, Inc. From 1997 to 2003, Mr. Duggan also served as Chief Executive Officer of Computer Motion. In June 2003, Computer Motion merged with Intuitive Surgical Inc. Mr. Duggan has been a director and the chairman of the board of directors of Pulse Biosciences, Inc. since November 2017. Mr. Duggan also serves on multiple boards of directors of private companies, including Genuine First Aid International, Medical Distribution Industries, Blazon Corporation, Duggan Investments Research and Deepsight. From 2003 to 2011, Mr. Duggan served on the board of directors of Intuitive Surgical. Mr. Duggan received a U.S. Congressman’s Medal of Merit from Ron Paul in 1985 and in 2000 he was named a Knight of the Legion of Honor by President Jacques Chirac of France. He is a member of the University of California at Santa Barbara Foundation board of trustees.

We believe Mr. Duggan is qualified to serve on our Board of Directors because of his significant combined service as Chief Executive Officer of an innovative biopharmaceutical company and career spanning over 30 years as a venture investor and advisor for a broad range of companies, and extensive expertise in vision, strategic development, planning, finance and management.

Mahkam Zanganeh, age 55, has served as a member of our Board of Directors since November 2020 and as Co-Chief Executive Officer and President since July 2022. Dr. Zanganeh previously served as the Company’s Chief Operating Officer from November 2020 to July 2022. Dr. Zanganeh is Founder, Chief Executive Officer and Director of Maky Zanganeh and Associates, an executive management and consulting firm founded in 2015. Additionally, Dr. Zanganeh serves as Managing Member of Shaun Zanganeh Investments, LLC. Previously, from August 2012 to September 2015, she served as the Chief Operating Officer of Pharmacyclics Inc. She also served as Chief of Staff and Chief Business Officer of Pharmacyclics from December 2011 to July 2012 and Vice President, Business Development from August 2008 to November 2011. Prior to joining Pharmacyclics Inc., Dr. Zanganeh served as President Director General (2007-2008) for the French government bio-cluster project initiative in France, establishing alliances and developing small life science businesses regionally. From September 2003 to August 2008, Dr. Zanganeh served as Vice President of Business Development for Robert W. Duggan & Associates. Dr. Zanganeh also served as worldwide Vice President of Training & Education (2002-2003) and President Director General for Europe, Middle East and Africa (1998-2002) for Computer Motion Inc. Dr. Zanganeh has been a member of the Board of Directors of Pulse Biosciences, Inc. since February 2017. Dr. Zanganeh also served on the board of directors of RenovoRX from 2018 until 2021. Dr. Zanganeh received a DDS degree from Louis Pasteur University in Strasbourg, France and MBA from Schiller International University in France.

We believe Dr. Zanganeh is qualified to serve on our Board of Directors because of her years of executive and operational experience in the life sciences industry.
Manmeet Soni, age 48, has served as a member of our Board of Directors since December 2019, as Chief Operating Officer since October 2023 and as Chief Financial Officer since April 2024. From February 2022 to October 2023, Mr. Soni was the President, Chief Operating Officer and Chief Financial Officer of Reata Pharmaceuticals, Inc. (“Reata”), a pharmaceutical company focused on developing and commercializing novel therapeutics for the treatment of severe or life-threatening diseases, until its acquisition by Biogen, Inc. in October 2023. Mr. Soni joined Reata in August 2019 as Chief Financial Officer, Executive Vice President and was promoted in June 2020 to Chief Operating Officer and Chief Financial Officer, Executive Vice President of Reata.

Prior to joining Reata, Mr. Soni was the Senior Vice President and Chief Financial Officer of Alnylam Pharmaceuticals Inc. from 2017 to 2019. Prior to that, Mr. Soni served as Executive Vice President, Chief Financial Officer and Treasurer of ARIAD Pharmaceuticals, Inc., a biopharmaceutical company, when it was acquired by Takeda Pharmaceutical Company Limited. Previously, he served as Chief Financial Officer of Pharmacyclics, Inc., a biopharmaceutical company, until its acquisition by AbbVie in 2015. Prior to joining Pharmacyclics, Mr. Soni worked at Zeltiq Aesthetics Inc., a publicly held medical technology company which was acquired by Allergan Inc. (acquired by Abbvie). Prior to Zeltiq, Mr. Soni worked at PricewaterhouseCoopers in the life science and venture capital group. Mr. Soni currently serves as a member of the board of directors of Pulse Biosciences, Inc. since November 2017 and previously served as a member of the board of directors of Arena Pharmaceuticals, Inc. (acquired by Pfizer, Inc.). Mr. Soni completed the Certified Public Accountant exams.

We believe Mr. Soni is qualified to serve on our Board of Directors because of his extensive experience in the life sciences industry and his financial and accounting expertise.

Kenneth A. Clark, age 67, has served on our Board of Directors since October 2021. Mr. Clark has been a partner of Wilson Sonsini Goodrich & Rosati P.C., a law firm, since April 1993, where he advises biotech companies on strategic partnerships, mergers and acquisitions, financing transactions and operational matters. He has also been a partner of TCG Labs, a venture capital fund affiliated with The Column Group, since October 2023. Mr. Clark previously served as Chief Business Officer at Alector, Inc. from October of 2022 through March of 2023. Mr. Clark has previously served as a member of the boards of directors for multiple publicly traded companies, including Pulse BioSciences, Inc. and Pharmacyclics, Inc, and is currently a director of Acurex Biosciences, a private company. Mr. Clark received his undergraduate degree from Vanderbilt University and a juris doctorate from the University of Texas School of Law. The Board of Directors has determined that Mr. Clark qualifies as an independent director under applicable Nasdaq rules.

We believe Mr. Clark is qualified to serve on our Board of Directors because of his expertise in business consulting, deal transactions, financing, and corporate law in the biotechnology sector.

Robert Booth, age 72, has served on our Board of Directors since September 2022. Dr. Booth has spent more than 30 years in the biopharmaceutical industry, From 2019 until 2021, Dr. Booth served as Executive Chairman of Myoforte Therapeutics. Additionally, Dr. Booth served as Founder and Chief Executive Officer of Virobay Inc. from 2010 until 2019. Prior to Virobay, Dr. Booth was the Chief Scientific Officer at Celera Genomics, where he was responsible for all discovery and development activities. At Celera, Dr. Booth conceived and initiated the BTK inhibitor program that was ultimately licensed to Pharmacyclics and from which IMBRUVICA® (ibrutinib) was developed and approved. Dr. Booth served on the board of directors of Pharmacyclics until its acquisition by AbbVie. Prior to Celera, Dr. Booth was Senior Vice President for Roche in Palo Alto, California, where he was a member of the global research management team and the business development committee, which oversaw licensing opportunities.

Dr. Booth currently serves on the boards of Acurex Biosciences, Thryv Therapeutics, and Maxymune Therapeutics, private companies that are focused on neurodegenerative, cardiovascular, and immune-related diseases, respectively. Dr. Booth additionally served on the board of Cymabay Therapeutics, a public biotech company from 2016 until 2020, Glialogix Therapeutics, a private biotech company from 2013 until 2022, and Myoforte Therapeutics, a private biotech company from 2019 until 2021. Dr. Booth received his BSc and PhD in biochemistry from the University of London. The Board of Directors has determined that Dr. Booth qualifies as an independent director under applicable Nasdaq listing rules.

We believe Dr. Booth is qualified to serve on our Board of Directors because of his expertise and experience in drug discovery and development and the life sciences industry.

Alessandra Cesano, age 65, has served as a member of our Board of Directors since November 2022. Dr. Cesano has 28 years of experience in research and development in both drug and diagnostic companies ranging from large, global biopharma to private, venture-backed companies. Dr. Cesano served as Chief Medical Officer of ESSA Pharma from July of 2019 through May of 2025. Prior to her time at ESSA Pharma, Dr. Cesano was the Chief Medical Officer at NanoString Inc., where she built and led the Immuno-Oncology program and the diagnostic pipeline. Prior to NanoString, she was Chief Medical Officer for Cleave Biosciences. At Cleave Biosciences, Dr. Cesano led the successful filing of two Investigational New Drug (“IND”) Applications for a clinical candidate and led two Phase I trials in Multiple Myeloma and solid tumors. Dr. Cesano has global full-phase development and regulatory experience with large and small molecules and had a substantive and lead role in two approved drugs – Kepivance® (palifermin) and Vectibix® (panitumumab). Dr. Cesano currently serves on the board of directors at Puma Biotechnology, Inc., a public company, Zymeworks Inc., a public company, and Tolremo, a private company. She received her PhD in tumor immunology and her MD from the University of Turin. The Board of Directors has determined that Dr. Cesano qualifies as an independent director under applicable Nasdaq listing rules.

We believe Dr. Cesano is qualified to serve on our Board of Directors because of her expertise in the biopharmaceutical industry focused on oncology.

Yu (Michelle) Xia, age 59, has served as a member of our Board of Directors since January 2023. Dr. Xia is the founder of Akeso, Inc. (“Akeso”), and has been the chairwoman, president and CEO of the Company since its inception in 2012.

Dr. Xia has over 29 years of experience in the pharmaceutical industry and academic research. Prior to founding Akeso, Dr. Xia held senior leadership roles at Crown Bioscience Inc., where she played a decisive role in constructing its platform, building its team, setting and implementing its strategies, and forging its joint venture with Pfizer (the Pfizer-Crown Asian Cancer Research Centre). From 2006 to 2008, Dr. Xia served as a senior scientist and group leader at PDL BioPharma, Inc. (later acquired by AbbVie). In 2006, Dr. Xia served as a senior process development scientist at Bayer Corporation in the U.S. At both PDL BioPharma and Bayer, Dr. Xia oversaw CMC, process development and manufacturing of therapeutic protein and antibody drugs. Dr. Xia began her pharmaceutical career at Axys Pharmaceuticals, Inc. (later acquired by Celera Genomics), where she held both scientific and managerial roles in drug discovery programs from December 2000 to December 2005, overseeing a broad range of activities from target validation through IND-enabling studies. Dr. Xia earned her Ph.D. degree in molecular biology and microbiology from Newcastle University in the U.K. in 1994. Dr. Xia completed her postdoctoral research training at the University of Glasgow in the U.K. from 1993 to 1996, and she also conducted the cancer immune therapy research at the University of Louisville School of Medicine in the U.S. from 1996 to 2000.

Over the years, Dr. Xia has held important roles in numerous influential organizations, including as a member of the Special Committee for Monoclonal Antibody of the China Medicinal Biotech Association, a committee member of the Special Committee for Science and Technology Innovation of China Overseas Returnee Entrepreneur Investment Association, an advisory committee member of the Chinese Antibody Society, and a director of Tongxieyi Antibody Talent Club. Dr. Xia has also received numerous awards and recognitions for her contributions to both the pharmaceutical industry and commercial enterprises. Most recently, Dr. Xia was selected into Forbes’ Powerful Women in Technology in 2020 and in 2023 was named by Forbes China as a Top 100 Women in Business in China.

We believe Dr. Xia is qualified to serve on our Board of Directors because of her extensive experience in the biopharmaceutical industry, including in oncology. Dr. Xia was appointed to the Board of Directors in accordance with the Company’s License Agreement with Akeso.

Mostafa Ronaghi, age 57, has served as a member of our Board of Directors since April 2024. Dr. Ronaghi is the Co-Founder and Board Member of Cellanome. Prior to founding Cellanome, he was Chief Technology Officer, Senior Vice President, and member of the Executive Leadership Team at Illumina, Inc. (Nasdaq: ILMN) from 2008 to 2021. While at Illumina, in 2016, Dr. Ronaghi co-founded GRAIL, a next-gen liquid biopsy platform for cancer detection. Prior to Illumina, Dr. Ronaghi was Principal Investigator at the Stanford Genome Technology Center from 1999 to 2008. Throughout his prolific career, Dr. Ronaghi co-founded several other companies, including Pyrosequencing AB in 1997, ParAllele Biosciences in 2001, NextBio in 2004, Avantome in 2008, and Clear Labs in 2014, each of which sought to increase the understanding of particular diseases through next-generation sequencing (NGS), advanced genotyping, or other advanced technology. Dr. Ronaghi currently serves on the board of multiple private companies, including Cellanome, Clear Labs, CellarEye and Tachin.ai. Additionally, Dr. Ronaghi previously served on the board of Seer, Inc., a public company, and 1Health.io, a private company. Dr. Ronaghi holds a Ph.D. in Biotechnology from Royal Institute of Technology in Stockholm, Sweden. The Board of Directors has determined that Dr. Ronaghi qualifies as an independent director under applicable Nasdaq listing rules.

We believe Dr. Ronaghi is qualified to serve on our Board of Directors because of his decades of experience in the biotech industry.

Jeff Huber, age 57, has served as a member of our Board since June 2024. Mr. Huber is the co-founder of Triatomic Capital Private LP, a private investing firm, and has served as its Managing Partner since 2022. From 2016 to 2021, Mr. Huber served as Vice Chairman of GRAIL, Inc., a life sciences company focused on cancer early detection, including serving as the Founding Chief Executive Officer from 2016-2017. From 2003 to 2016, Mr. Huber served as Senior Vice President of Alphabet Inc. (formerly Google Inc.). From 2001 to 2003, Mr. Huber served as Vice President of Architecture and Systems Development at eBay Inc., an e-commerce company. Prior to joining eBay, he was Senior Vice President of Engineering at Excite@Home. Mr. Huber currently sits on the board of directors of Electronic Arts Inc. a public company and Upstart Holdings Inc., a public company. Mr. Huber is also a board member for several private companies, including Mammoth Bio, d-Matrix, Manifold Bio, Openwater, Genalyte and Weta Digital, and Parker Institute for Cancer Immunotherapy, a not-for-profit company. Mr. Huber served on the board of directors of Aldevron, a private company, from 2019 through 2021 and served on the board of directors of Zapata Computing Holdings Inc., a public company, from 2021 through 2024. Mr. Huber holds a B.S. in Computer Engineering from the University of Illinois and an M.B.A. from Harvard Business School. The Board of Directors has determined that Mr. Huber qualifies as an independent director under applicable Nasdaq listing rules.

We believe Mr. Huber is qualified to serve on our Board of Directors because of his executive leadership experience in healthcare and technology.

Board Committees
Our Board of Directors has the following standing committees: Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee, each of which has the composition and the responsibilities described under their respective headings below. The Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee all operate under charters approved by our Board of Directors, which charters are available on the Investor Information tab of our website at https://www.smmttx.com under “Investor Information - Corporate Governance.” Our Board of Directors from time to time establishes additional committees to address specific needs.
Our Audit Committee meets quarterly and holds special meetings or acts by written consent as needed. Our Compensation Committee and Nominating and Corporate Governance Committee each hold special meetings or act by written consent as needed. The following table sets forth (i) the members, as of December 31, 2025, of the Audit, Compensation and Nominating and Corporate Governance Committees, and (ii) the number of meetings held by each such committee in fiscal year 2025:

Name of Director	Audit	Compensation	Nominating and Corporate Governance
Robert W. Duggan
Mahkam Zanganeh
Manmeet Soni
Kenneth A. Clark		X (Chair)	X (Chair)
Robert Booth	X		X
Alessandra Cesano			X
Yu (Michelle) Xia
Mostafa Ronaghi	X	X
Jeffrey Huber	X (Chair)
Number of Meetings Held During 2025	4	4	4
_______________

Audit Committee
Our Audit Committee oversees our corporate accounting and financial reporting process and assists the Board of Directors in monitoring our financial systems and our legal and regulatory compliance. Our Audit Committee is responsible for, among other things:
•appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;
•preapproving the scope of audit services to be provided to the Company;
•overseeing the work of our registered public accounting firm, including through the receipt and consideration of reports from such firm;
•reviewing and discussing with management and the registered public accounting firm our annual and quarterly financial statements and related disclosures;
•monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•establishing policies regarding the receipt and retention of accounting related complaints and concerns;
•meeting independently with our internal auditing staff, if any, our registered public accounting firm and management;
•reviewing and approving or ratifying any related person transactions; and
•preparing the Audit Committee report required by SEC rules.

The members of our Audit Committee are Mr. Huber, Dr. Booth and Dr. Ronaghi. Mr. Huber serves as our Audit Committee Chair. Our Board of Directors has determined that each member of our Audit Committee meets the standards of an independent director as defined by the Nasdaq rules. We believe that the composition of our Audit Committee meets the requirements for independence under, and the functioning of our Audit Committee complies with, all applicable Nasdaq rules and SEC rules and regulations. In addition, our Board of Directors has determined that Mr. Huber, Dr. Booth and Dr. Ronaghi meet the financial literacy requirements under the Nasdaq rules and the SEC and that Mr. Huber qualifies as Audit Committee financial expert as defined under SEC rules and regulations.

Compensation Committee

Our Compensation Committee oversees our corporate compensation plans and programs. Our Compensation Committee is responsible for, among other things:

•reviewing and approving, or making recommendations to our Board of Directors with respect to, the compensation of our Co-Chief Executive Officers and our other NEOs;
•overseeing an evaluation of our senior executives;
•overseeing and administering our incentive-compensation and equity-based plans, including any inducement awards granted in reliance on Nasdaq exemptions;
•reviewing and making recommendations to our Board of Directors with respect to director compensation;
•reviewing and discussing annually with management our “Compensation Discussion and Analysis” disclosure if and to the extent then required by SEC rules; and
•preparing the Compensation Committee report required by SEC rules.

The members of our Compensation Committee are Mr. Clark and Dr. Ronaghi. Mr. Clark serves as our Compensation Committee Chair. Our Board of Directors has determined that each member of our Compensation Committee meets the standards of an independent director as defined by the Nasdaq rules. We believe that the composition of our Compensation Committee meets the requirements for independence under, and the functioning of our Compensation Committee complies with, all applicable Nasdaq rules and SEC rules and regulations.

The Compensation Committee does not currently retain or use an executive compensation consultant for determining or recommending the amount or form of NEO compensation.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee were officers or employees of the Company or any of its subsidiaries during 2025. Except as described below, none of the members who served on the Compensation Committee at any time during the 2025 fiscal year had any relationship requiring disclosure under the section of this proxy statement entitled “Certain Relationships and Related Person Transactions.” None of our NEOs currently serves, or in 2025 served, as a member of the board of directors or a compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

The Company has engaged WSGR, where Mr. Clark is a partner. Engagement of, and payments to be made by the Company to WSGR, were approved by the Audit Committee in accordance with its Related Party Transaction Policy. As of the date of the Proxy Statement, for fiscal year 2026, the Company incurred de minimis expenses for legal services rendered by WSGR. For fiscal year 2025, the Company incurred expenses for legal services rendered by WSGR totaling approximately $1.4 million.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee oversees and assists our Board of Directors in reviewing and recommending our Corporate Governance Guidelines and nominees for election to our Board of Directors. Our Nominating and Corporate Governance Committee is responsible for, among other things:
•identifying individuals qualified to become members of our Board of Directors;
•reviewing the requisite skills and criteria for new members of our Board of Directors;
•recommending to the Board of Directors the structure and composition of Board committees;
•recommending to our Board of Directors the persons to be nominated for election as directors and to each of our Board of Directors’ committees;
•reviewing and making recommendations to our Board of Directors with respect to our Board of Directors leadership structure;
•reviewing and making recommendations to our Board of Directors with respect to management succession planning;
•developing and recommending to our Board of Directors our Corporate Governance Guidelines; and
•overseeing an annual evaluation of our Board of Directors.

Each nominee approved by the Nominating and Corporate Governance Committee for inclusion on the Company’s proxy card (other than nominees who are directors standing for re-election), was recommended by a Co-Chief Executive Officer.

The members of our Nominating and Corporate Governance Committee are Mr. Clark, Dr. Booth and Dr. Cesano. Mr. Clark serves as our Nominating and Corporate Governance Committee Chair. Our Board of Directors has determined that each member of our Nominating and Corporate Governance Committee meets the standards of an independent director as defined by Nasdaq rules.

Director Compensation
Salaried directors are not compensated for Board of Directors services in addition to their regular employee compensation. For 2025, the non-salaried members of the Board of Directors were compensated as described more fully below.

Equity Compensation
Annual Grant: Each non-employee director received a stock option annual grant to purchase 35,000 shares of common stock, at a strike price equal to the fair market value of the common stock on the grant date, which vest in four equal quarterly installments, with the first such installment occurring on March 31 in the year of grant.

Cash Compensation

Each non-salaried member of the Board of Directors received the following cash compensation (the “Retainer Cash Payments”):

•an annual retainer for each member of the Board of Directors of $49,900 paid in equal quarterly installments;
•the members of our Audit, Compensation and Nominating and Corporate Governance Committees were eligible to receive an additional annual retainer of $6,500 for their service on each committee; and
•the Chairs of the Audit, Compensation and Nominating and Corporate Governance Committees were eligible to receive annual retainers of $36,700, $13,000, and $13,000, respectively.
•The Lead Independent Director was eligible to receive annual fee of $80,000

For 2025, each non-salaried director could elect to convert all or a portion of his or her Retainer Cash Payments into a number of options (the “Retainer Option,” and such election, a “Retainer Option Election”). The number of shares subject to a Retainer Option will be equal to (i) the product of (A) the dollar value of the aggregate Retainer Cash Payments that the non-salaried director elects to forego over the course of a specified period covered by a Retainer Option Election in favor of receiving a Retainer Option multiplied by (B) 2.0 (the “Retainer Option Multiplier”), divided by (ii) the fair market value of a share on the date of grant of the Retainer Option, provided that the number of shares covered by such Retainer Option shall be rounded to the nearest whole share. The Retainer Options shall be awarded annually and vest in four equal quarterly installments on March 31, June 30, September 30 and December 31 following the Retainer Option Election, subject to the director remaining as a non-salaried director on each such vesting date, with such Retainer Options to have a ten year term.

We reimbursed our non-employee directors for all reasonable out-of-pocket expenses incurred in the performance of their duties as directors.

2025 Director Compensation Table

The following table sets forth information concerning compensation paid or earned for services rendered to us by the non-employee members of our Board of Directors for the fiscal year ended December 31, 2025. Dr. Zanganeh and Mr. Soni do not receive any compensation for their services rendered to us as members of our Board of Directors. Compensation paid to Mr. Duggan as a member of our Board of Directors is included in the section entitled, “Executive Compensation – Summary Compensation Table” and excluded from the table below:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Kenneth A. Clark	—	835,697	835,697
Robert Booth	—	672,773	672,773
Alessandra Cesano	28,200	611,981	640,181
Yu (Michelle) Xia	—	649,996	649,996
Mostafa Ronaghi	62,900	562,586	625,486
Jeff Huber	86,600	562,586	649,186

_______________
(1)Amounts shown represent the aggregate grant date fair value of the option awards computed in accordance with FASB ASC Topic 718. These amounts do not correspond to the actual value that will be realized by our directors. The assumptions used in the valuation of these awards are consistent with the valuation methodologies specified in the notes to our financial statements.

The aggregate number of shares subject to stock options outstanding and exercisable on December 31, 2025 for each non-employee director is as follows:

Name	Aggregate Number of Stock Options Outstanding as of December 31, 2025	Aggregate Number of Stock Options Exercisable as of December 31, 2025
Kenneth A. Clark	726,643	576,643
Robert Booth	398,456	348,456
Alessandra Cesano	349,952	299,952
Yu (Michelle) Xia	275,438	125,438
Mostafa Ronaghi	260,315	110,315
Jeffrey Huber	252,883	102,883

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following is a discussion and analysis of compensation arrangements of our NEOs. This discussion contains forward looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.
We seek to ensure that the total compensation paid to our NEOs is reasonable and competitive. Compensation of our NEOs is structured around the achievement of individual performance, annual Company objectives and key results (“OKRs”) and long-term business objectives, as further described herein.

Our NEOs for fiscal year 2025 were:

•Robert W. Duggan, our Co-Chief Executive Officer and Chairman of the Board of Directors;
•Mahkam Zanganeh, our Co-Chief Executive Officer, President and Director;
•Manmeet Soni, our Chief Operating Officer, Chief Financial Officer and Director;

Roles in Determining Compensation

Compensation Committee

The Board has delegated to the Compensation Committee the responsibility to ensure that total compensation paid to our NEOs, is competitive, fair, aligned with Company goal achievement and compliant with relevant regulations. The Compensation Committee oversees and approves all compensation arrangements and actions for our NEOs.

While the Compensation Committee considers its decisions about our NEO compensation program with input from the Board and the Chairman of the Board and Co-Chief Executive Officer, the final decision-making authority lies with the Compensation Committee. In making NEO compensation decisions, the Compensation Committee relies on the judgment of its members, who review the Company’s performance and thoroughly assess each NEO’s performance throughout the year in relation to Company OKRs, approved by the Compensation Committee of the Board of Directors, and the individual business responsibilities of each NEO.

Role of NEOs in Determining NEO Compensation

The Chairman and Co-Chief Executive Officer collaborates with the Vice President of Human Resources to develop compensation recommendations for the NEOs. These recommendations take into account factors, such as achievement of Company OKRs, Company growth and accomplishments, NEO’s specific experience and expertise, individual NEO performance during the fiscal year, competitive market considerations, and any other relevant factors. The recommendations are then submitted to the Compensation Committee for review, consideration and approval.

Say-on-Pay Vote

Our stockholders have the opportunity to cast an advisory vote on NEO compensation annually. At our last annual meetings of stockholders in 2025, approximately 97% of the votes cast by our stockholders were voted in support of our NEO pay program. The Compensation Committee believes these results affirm our stockholders’ support of our approach to NEO compensation, and the Compensation Committee did not make any material changes to our NEO compensation program in 2025 based on the results of the 2025 advisory vote. The Compensation Committee will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for the NEOs.

Objectives and Elements of NEO Compensation

Our NEO compensation program has two fundamental objectives: (1) to attract and retain the talented individuals we need to achieve long-term success and (2) to provide incentives that reward achievement of performance goals designed to enhance long-term stockholder value. With these objectives in mind, the Compensation Committee has structured NEO compensation to include each of the below elements:

	Component	Description	Role in Compensation
Cash	Salary	•Competitive fixed cash compensation based on the NEO’s role, experience and market conditions.	•Base element of competitive compensation, included to attract and retain talented individuals
Annual Cash Bonus
•Bonus cash pay outs based on the Company’s performance and tied to the achievement of specific clinical, operational and financial objectives. The targets are reviewed annually, ensuring alignment with Company OKRs.
•Motivates NEOs to achieve annual OKRs. •Supplements base salary to help attract and retain talented individuals
Equity	Time-Based Option Awards	•Equity payout that vests in four equal annual installments	•Aligns NEOs with sustained long-term Company performance and stockholder value.
Benefits	401(k) Defined Contribution Plan and Health and Welfare Benefits	•NEOs are eligible to participate in the same retirement and benefit plans provided to other employees	•Contributes toward financial security for various life events, included to attract and retain talented individuals

Our NEOs did not participate in, or otherwise receive any special benefits under, any pension or defined benefit retirement plan sponsored by us during 2025. Additionally, during 2025, our NEOs did not contribute to, or earn any amount with respect to, any defined contribution or other plan sponsored by us that provides for the deferral of compensation on a basis that is not tax-qualified. We do not provide our NEOs with material perquisites or benefits that are not provided to our employee population.

Compensation Determinations

In setting compensation levels for our NEOs, the Compensation Committee does not formulaically benchmark against any one specific reference point. Instead, it considers a variety of factors, including:

•Performance-Based Compensation: Individual performance of, and overall management of the function(s) by, the NEO, as well as Company, achievement of OKRs during the prior year;

•Role and Responsibilities: The NEO’s role(s) and level of responsibility, including breadth, scope and complexity of the position(s);

•Competitive Market Considerations: While not benchmarking directly, the Company considers compensation trends in the broader market and pharmaceutical and biotech industries, aiming to be competitive in attracting and retaining executive talent; and

•Retention and Motivation: Compensation is structured to ensure the retention of NEOs and to motivate them to perform in the interest of stockholders with a focus on long-term value creation.

Company Performance

In January 2023, we closed our Collaboration and License Agreement with Akeso (the “License Agreement”) for the rights to develop and commercialize ivonescimab in the United States, Canada, Europe and Japan. In June 2024, Summit and Akeso entered into an amendment to the License Agreement to expand Summit’s territories covered under the License Agreement to also include the Latin America, Middle East and Africa regions.

Due to the strategic leadership and decisions taken by our NEOs, the Company has begun its development for ivonescimab in NSCLC, specifically launching Phase III clinical trials in the following proposed indications:

(a) ivonescimab combined with chemotherapy in patients with epidermal growth factor receptor (“EGFR”)-mutated, locally advanced or metastatic non-squamous NSCLC who were previously treated with a third-generation EGFR tyrosine kinase inhibitor (“TKI”) (“HARMONi”);

(b) ivonescimab combined with chemotherapy in patients with first-line metastatic NSCLC (including separate statistical analyses planned for patients with squamous NSCLC and non-squamous NSCLC) (“HARMONi-3”);

(c) ivonescimab monotherapy in patients with first-line metastatic NSCLC whose tumors have high PD-L1 expression (“HARMONi-7”); and

(d) ivonescimab combined with chemotherapy in patients with first-line unresectable metastatic CRC (“HARMONi-GI3”).

In October 2024, the Company completed enrollment in its HARMONi clinical trial. In May 2025, the Company announced topline results from our multiregional, double-blinded, placebo-controlled, Phase III study HARMONi. Based on the results of the HARMONi clinical trial, the Company submitted a Biologics License Application (“BLA”) in the fourth quarter of 2025 to seek approval for ivonescimab plus chemotherapy for this proposed indication. In January 2026, Summit announced that the U.S. Food & Drug Administration (“FDA”) accepted for filing the BLA, seeking approval for ivonescimab in combination with chemotherapy for this proposed indication. The FDA noted it intends to perform a complete review of the accepted and filed BLA, including planned mid-cycle and wrap-up meetings, and, subject to major deficiencies not being identified during the FDA’s review, proposed labeling, prior to the Prescription Drug User Fee Act goal action date of November 14, 2026.

Patient enrollment for the planned patient count for the squamous cohort of HARMONi-3 was completed in the first quarter of 2026 and enrollment in the non-squamous cohort of HARMONi-3 is expected to complete in the second half of 2026.

Annual Cash Bonus and Business Achievement

All employees, including NEOs, are assigned annual bonus targets, expressed as a percentage of base salary. The annual bonus target is determined by the NEO’s position, complexity of role, and scope of work to be performed.

Annual bonuses are largely determined by the Company’s achievement of its “OKRs” as well as individual performance in achieving functional and individual goals. The NEOs play a significant role in defining OKRs and providing leadership to the team in achieving results.

OKRs are reviewed and approved by the Compensation Committee. OKRs for 2025 included operational, regulatory, developmental, clinical, and financial goals. The combined total of these goals was 100 points. These points established the target bonus pool for all employees, including NEOs. Additionally, we had several high-reaching objectives (i.e., stretch goals) that were identified at the start of the year and were allocated points exceeding 100. With respect to any objective, the Compensation Committee, in its discretion, could award more or less than the total points allocated to the objective. The Compensation Committee, in its discretion, reserves the right to determine bonus payouts for NEOs, irrespective of business performance or achievement.

Objectives
Patient enrollment metrics
File BLA, depending on study outcome
Initiated colorectal cancer (CRC) study
Clinical portfolio alignment on new clinical studies
Scientific engagement and market awareness
Expanding manufacturing capabilities
Intellectual property, financial and training goals
Stretch goal (exceeding certain patient enrollments)

We believe that this allocation of points to regulatory and scientific objectives motivates our NEOs to prioritize delivering ivonescimab to patients, while also ensuring a balance with financial and operational objectives.

The Company exceeded all its OKRs for 2025 including high-reaching objectives (stretch goals), resulting in business achievement of 105%. The 105% achievement became the baseline for bonus payout for employees who achieved their performance objectives. Employee bonus payout was tied to the employee’s overall performance throughout the year. The majority of employees who performed as expected received 105% bonus payout. Employees not meeting expectations generally received between 60-70% bonus payout, and employees who performed above expectations received 115% bonus payout. NEOs received bonus payout at 105% of their respective target bonus, which was reviewed and approved by the Compensation Committee. Amounts that were payable to our applicable NEOs are disclosed as “Bonus” payments in the Summary Compensation Table below.

Base Salary

The Compensation Committee considers it crucial to the Company’s success to provide a competitive fixed base salary to our salaried NEOs in order to attract and retain experienced talent in a highly volatile and competitive industry. As Mr. Duggan is the controlling stockholder of the Company, he has declined to receive a salary or any other form of compensation in connection with his employment at the Company.

Equity Compensation

NEOs, like all employees, are eligible to be awarded equity compensation in the form of stock options and/or restricted stock units. New hire equity grants are awarded to new employees and approved by the Compensation Committee or the Co-Chief Executive Officer. The granting of discretionary stock options and/or restricted stock units to employees, including NEOs, is at the sole discretion of the Compensation Committee and not subject to an annual grant schedule. In addition, discretionary stock options to NEOs are generally approved by the Board.

The Compensation Committee believes new hire grants of stock options and/or restricted stock units is an effective high-reward tool for attracting and retaining top talent, while also aligning the interests of the NEOs with those of stockholders by linking value to the performance of the Company’s stock price. The Compensation Committee believes discretionary stock options and/or restricted stock units are an important tool both for NEO and employee retention and motivation for long-term Company performance and stockholder value.

In April 2025, after consideration of the compensation program overall and noting the achievement of the market capitalization performance condition, the Compensation Committee and the Board approved a modification to the Company’s outstanding performance-based stock option awards issued under the Company’s 2020 Stock Incentive Plan for employees that will require only the service-based vesting requirements to continue to be satisfied in order to become fully vested, subject to employee consent. Both Dr. Zanganeh and Mr. Soni have consented to the modification. In accordance with the modification, 50% of the applicable outstanding stock options vested as of the date of their consent and the remaining 50% shall vest in three annual tranches beginning October 2025. The Board did not grant additional stock option awards to the NEOs during the 2025 calendar year, as the stock option awards granted in previous years were intended to act as a long-term incentive award for those NEOs over multiple years.

Employment Agreements

We have written employment agreements with each of our NEOs who receive compensation from the Company in connection with their employment. The principal terms of these employment agreements are described below. We believe these employment agreements help us attract highly qualified NEOs in a competitive market and retain these key employees.

Employment Agreement with Mahkam Zanganeh
We entered into an employment agreement with Dr. Zanganeh, our current Co-Chief Executive Officer and President, on November 22, 2020. The employment relationship between the Company and Dr. Zanganeh is “at-will”, and the employment agreement has no specific term. Dr. Zanganeh’s annual base salary as of December 31, 2022 was $450,000. Pursuant to her employment agreement, upon her appointment she received a grant of options to purchase 2,400,000 shares of our common stock, vesting in four equal annual installments, subject to the satisfaction of certain performance conditions. During fiscal year ended December 31, 2021, the Compensation Committee of the Board of Directors determined to eliminate the requirements for satisfying performance-based stock option awards and deemed all performance-based vesting requirements satisfied. Following this determination, the option awards are subject only to previous existing time-based vesting conditions. Additionally, in April 2025, Dr. Zanganeh consented to the modification of her outstanding unvested 11,030,558 performance-based stock options, which were granted during June 2022 through October 2023, whereby 50% of the applicable outstanding stock options vested as of the date of her consent and the remaining 50% shall vest in three annual tranches beginning October 2025. Dr. Zanganeh was eligible for an annual target bonus equal to 45% of her salary in 2021 and 2022 and 60% of her annual base salary for 2023 and 2024, subject to achievement of performance objectives. Dr. Zanganeh was paid a discretionary cash bonus of $202,500 and an extraordinary bonus of $250,000 relating to 2022 and this bonus was paid in January 2023. Dr. Zanganeh’s salary was increased from $450,000 per annum to $600,000 per annum effective January 1, 2023. Dr. Zanganeh’s annual base salary as of December 31, 2024 and December 31, 2025 was $600,000 and $618,000 respectively. Dr. Zanganeh’s salary was increased from $618,000 per annum to $636,540 per annum effective March 1, 2026, representing a 3% increase. In addition, Dr. Zanganeh is entitled to receive gross up payments from the Company in the event it is determined that any payment she is entitled to receive pursuant to her employment agreement would be subject to excise tax by reason of being considered “contingent on a change in ownership or control” of the Company within the meaning of 280G of the Internal Revenue Code.

Dr. Zanganeh is eligible to participate in employee benefit plans maintained from time to time by us of general applicability to other employees. During her term of service as an NEO, Dr. Zanganeh will not receive compensation that would otherwise be owed to her in her capacity as a member of our Board of Directors.

Employment Agreement with Manmeet Soni

We entered into an employment agreement with Mr. Soni, our Chief Operating Officer and Chief Financial Officer, on October 13, 2023. The employment relationship between the Company and Mr. Soni is “at-will”, and the employment agreement has no specific term. Mr. Soni’s annual base salary as of December 31, 2024 and December 31, 2025 was $600,000 and $618,000 respectively. Mr. Soni’s salary was increased from $618,000 per annum to $636,540 per annum effective March 1, 2026, representing a 3% increase. Pursuant to his employment agreement upon his appointment he received a grant of options to purchase 14,000,000 shares of our common stock, vesting in four equal annual installments. In addition, Mr. Soni received a performance-based grant of options to purchase 14,000,000 shares of our common stock, vesting annually over four years, subject to the satisfaction of certain revenue and market-based performance conditions. Additionally, in April 2025, Mr. Soni consented to the modification of his outstanding unvested 11,200,000 performance-based stock options, which were granted in October 2023, whereby 50% of the applicable outstanding stock options vested as of the date of his consent and the remaining 50% shall vest in three annual tranches beginning October 2025. Mr. Soni will be eligible for a yearly discretionary cash bonus in an amount solely determined by the Company of up to 60% of annual base salary. In addition, Mr. Soni is entitled to receive tax gross up payments from the Company in the event it is determined that any payment he is entitled to receive pursuant to his employment agreement would be subject to excise tax by reason of being considered “contingent on a change in ownership or control” of the Company within the meaning of 280G of the Internal Revenue Code.

Employee Benefits Program

NEOs are eligible to participate in all of our employee benefit plans, including medical, dental, vision, group life, disability and accidental death and dismemberment insurance. In each case, participation is on the same basis as other employees, subject to applicable law. We also provide vacation, sick and other paid holidays to all employees, including our NEOs. These benefit programs are designed to enable us to attract and retain our workforce in a competitive marketplace. Reliable and competitive health, welfare and vacation benefits ensure that we have a productive and focused workforce.

The retirement savings plan for which our NEOs are eligible is a tax-qualified retirement savings plan, or 401(k) Plan, pursuant to which the NEOs can contribute certain amounts of their annual compensation, subject to limits prescribed by the Internal Revenue Service. The Company matches 100% of the first 6% of eligible compensation, up to the annual Internal Revenue Service limit. The value of this matching benefit for each of our NEOs is reflected in the “All Other Compensation” column of the Summary Compensation Table. All of our employees are eligible to participate in the 401(k) Plan on the same terms as the NEOs.

Clawback Policy

In 2023, we adopted the Incentive-Based Compensation Clawback Policy (the “Clawback Policy”) which complies with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Production Act of 2010, as codified in Section 10D of the Exchange Act. In the event we are required to prepare an accounting restatement, our Clawback Policy requires the recovery of any erroneously awarded compensation received by certain covered individuals (including our NEOs) on or after October 2, 2023, unless such recovery would be impracticable, as determined by the Compensation Committee in accordance with Section 10D of the Exchange Act.

Policies and Practices Related to the Grant of Certain Equity Awards Close in Time to the Release of Material Nonpublic Information

In the Compensation Committee’s discretion, we grant stock options and/or restricted stock units to our employees, including our NEOs. Our current practice is to grant (1) all new-hire and new-director option and/or restricted stock unit awards close in time to such new hire or new director’s start date; (2) discretionary stock option and/or restricted stock unit awards for all employees, including NEOs; (3) option awards annually to non-salaried directors. The Compensation Committee does not take into account material non-public information when determining the timing or terms of option awards, nor does the Compensation Committee time disclosure of material non-public information for the purpose of affecting the value of NEO compensation.

During the fiscal year ended December 31, 2025, the Company did not award any options to a NEO in the period beginning four days before the filing of a periodic on Form 10-Q or Form 10-K, or the filing or furnishing of a current report on Form 8-K that discloses material nonpublic information (other than a current report on Form 8-K disclosing a material new option award grant under Item 5.02(e) of that form), and ending one business day after the filing or furnishing of such report.

Compensation Risk Management

Our Compensation Committee reviews the relationship between our risk management policies and compensation policies and practices each year. With respect to the 2025 year, the Compensation Committee concluded that we do not have any compensation policies or practices that expose us to excessive or unnecessary risks that are reasonably likely to have a material adverse effect on us. Our Compensation Committee retains the sole discretion for determining the final amount paid to NEOs pursuant to our annual cash bonus program, therefore our Compensation Committee is able to assess the actual behavior of our NEOs as it relates to risk-taking in awarding bonus amounts. Further, the inclusion of time-based equity incentive compensation, which vests over four equal annual installments, as part of NEO compensation serves our NEO compensation program’s goal of aligning the interests of NEO and stockholders, thereby reducing the incentives to unnecessary risk-taking.

Compensation Committee Report

The information contained in the following report of the Compensation Committee shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act except to the extent that the Company specifically incorporates it by reference into such filing.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on this review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Compensation Committee:

Kenneth A. Clark (Chair)
Mostafa Ronaghi

Summary Compensation Table

The following table provides information regarding the compensation of our NEOs for the years ended December 31, 2025, 2024 and 2023, to the extent that the individual was an NEO for that year:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	Option Awards Modification ($)(2)	All Other Compensation ($)(3)	Total ($)
Robert W. Duggan, Co-Chief Executive Officer and Chairman	2025	—	—	—	—	172,376(4)	172,376
	2024	—	—	—	—	158,613(4)	158,613
	2023	—	—	—	—	—	—
Mahkam Zanganeh, Co-Chief Executive Officer, President and Director	2025	616,500	388,395	—	245,021,384(5)	21,000	246,047,279
	2024	600,000	540,000	—	—	21,021	1,161,021
	2023	600,000	—	19,905,115(5)(6)	—	57,809	20,562,924
Manmeet Soni, Chief Operating Officer, Chief Financial Officer and Director	2025	616,500	388,395	—	248,101,887(7)	21,000	249,127,782
	2024	600,000	640,000(8)	3,511,468(9)	—	21,021	4,772,489
	2023	100,000	—	23,381,640(7)(10)	—	131,699	23,613,339
_______________

(1)Amounts shown represent the aggregate grant date fair value of the option awards computed in accordance with FASB ASC Topic 718. These amounts do not correspond to the actual value that will be realized by our NEOs. The assumptions used in the valuation of these awards are consistent with the valuation methodologies specified in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2025.
(2)There were no new awards granted in 2025. Certain performance awards granted in years prior to 2025 were modified during fiscal year 2025, resulting in a one‑time incremental accounting value. This charge does not correspond to the actual value that will be realized by our NEOs. It is a non-cash charge that represent the aggregate modification date fair value of the option awards computed in accordance with FASB ASC Topic 718. The assumptions used in the valuation of these awards are consistent with the valuation methodologies specified in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2025.

(3)The amounts paid for all other compensation consisted of the following:

Name and Principal Position	Year	401(k) Match ($)	Director Fees ($)	Total ($)
Robert W. Duggan	2025	—	172,376(4)	172,376
Mahkam Zanganeh	2025	21,000	—	21,000
Manmeet Soni	2025	21,000	—	21,000

(4)Mr. Duggan has declined any compensation from the Company for his role as Co-Chief Executive Officer. The options received in 2025 and 2024 relate to Board of Directors fees. Mr. Duggan received 10,724 and 74,545 options with an aggregate fair value of $172,376 and $158,613, which fully vested as of December 31, 2025 and 2024, respectively.
(5)During the years ended 2022 and 2023, Dr. Zanganeh was awarded 13,788,198 stock options with certain revenue and market-based performance conditions at the fair value of $18,287,759. During the year ended December 31, 2024, the Company achieved a market condition, which resulted in 2,757,640 shares vesting with an aggregate grant date fair value of $3,687,872. The remaining unvested 11,030,558 shares from the 2022 and 2023 grants with an aggregate grant date fair value of $14,599,887 were modified in April 2025 that required only the service-based vesting requirements to continue to be satisfied in order to become fully vested. The Company accounted for this change as a Type III modification (improbable-to-probable) in accordance with the requirements of FASB ASC Topic 718, which resulted in newly assessed measurement date fair value totaling $245,021,384.
(6)Dr. Zanganeh was awarded 11,988,198 stock options which vest in four equal annual installments, with an aggregate fair value associated at the grant date of $16,524,442.
(7)During the year ended 2023, Mr. Soni was awarded 14,000,000 stock options with certain revenue and market-based performance conditions at the fair value of $19,740,000. During the year ended December 31, 2024, the Company achieved a market condition, which resulted in 2,800,000 shares vesting with an aggregate grant date fair value of $3,948,000. The remaining unvested 11,200,000 shares from the 2023 grant with an aggregate grant date fair value of $15,792,000 were modified in April 2025 that required only the service-based vesting requirements to continue to be satisfied in order to become fully vested. The Company accounted for this change as a Type III modification (improbable-to-probable) in accordance with the requirements of FASB ASC Topic 718, which resulted in newly assessed measurement date fair value totaling $248,101,887.
(8)In addition to the 2024 annual bonus of $540,000, as compensation for Mr. Soni’s acceptance of the additional responsibility of serving as the Company’s principal financial officer, he was paid a one-time cash bonus in the amount of $100,000.
(9)Mr. Soni was awarded 1,100,000 stock options for acceptance of the additional responsibility of serving as the Company's principal financial officer. The stock options, which vest in equal annual installments over a four-year period, have an aggregate grant date fair value of $3,511,468.
(10)Mr. Soni was awarded 14,000,000 stock options which vest in four equal annual installments, with an aggregate fair value associated at the date of grant date of $19,297,495. Prior to joining the Company as Chief Operating Officer, Mr. Soni was granted options for serving on the Company's Board of Directors with an aggregate grant date fair value of $136,145.

Grants of Plan-Based Awards

The following table sets forth certain information regarding grants of plan-based awards to each of our NEOs during 2025:

Name	Grant Date	Modification Date	All Other Option Awards: Number of Securities Underlying Options (#)	Option Awards Modification: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)	Modification Date Fair Value of Option Awards ($)(2)	Total ($)
Robert W. Duggan (3)	1/2/2025	n/a	10,724	—	18.35	172,376	—	172,376
Mahkam Zanganeh (4)	6/28/2022	4/29/2025	—	1,040,000	1.06	—	23,580,465	23,580,465
	9/9/2022	4/29/2025	—	400,000	1.29	—	8,991,318	8,991,318
	10/13/2023	4/29/2025	—	9,590,558	1.68	—	212,449,601	212,449,601
Manmeet Soni (5)	10/13/2023	4/29/2025	—	11,200,000	1.68	—	248,101,887	248,101,887

(1)Amounts shown represent the aggregate grant date fair value of the option awards computed in accordance with FASB ASC Topic 718. These amounts do not correspond to the actual value that will be realized by our NEOs. The assumptions used in the valuation of these awards are consistent with the valuation methodologies specified in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2025.
(2)There were no new awards granted in 2025. Certain performance awards granted in years prior to 2025 were modified during fiscal year 2025, resulting in a one‑time incremental accounting value. This charge does not correspond to the actual value that will be realized by our NEOs. It is a non-cash charge that represent the aggregate modification date fair value of the option awards computed in accordance with FASB ASC Topic 718. The assumptions used in the valuation of these awards are consistent with the valuation methodologies specified in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2025.
(3)Mr. Duggan has declined any compensation from the Company for his role as Co-Chief Executive Officer. In his role as a member of our Board of Directors, Mr. Duggan received 10,724 options with an aggregate fair value of $172,376 which were fully vested as of December 31, 2025.
(4)During the years ended 2022 and 2023, Dr. Zanganeh was awarded 13,788,198 stock options with certain revenue and market-based performance conditions at the fair value of $18,287,759. During the year ended December 31, 2024, the Company achieved a market condition, which resulted in 2,757,640 shares vesting with an aggregate grant date fair value of $3,687,872. The remaining unvested 11,030,558 shares from the 2022 and 2023 grants with an aggregate grant date fair value of $14,599,887 were modified in April 2025 that required only the service-based vesting requirements to continue to be satisfied in order to become fully vested. The Company accounted for this change as a Type III modification (improbable-to-probable) in accordance with the requirements of FASB ASC Topic 718, which resulted in newly assessed measurement date fair value totaling $245,021,384.
(5)During the year ended 2023, Mr. Soni was awarded 14,000,000 stock options with certain revenue and market-based performance conditions at the fair value of $19,740,000. During the year ended December 31, 2024, the Company achieved a market condition, which resulted in 2,800,000 shares vesting with an aggregate grant date fair value of $3,948,000. The remaining unvested 11,200,000 shares from the 2023 grant with an aggregate grant date fair value of $15,792,000 were modified in April 2025 that required only the service-based vesting requirements to continue to be satisfied in order to become fully vested. The Company accounted for this change as a Type III modification (improbable-to-probable) in accordance with the requirements of FASB ASC Topic 718, which resulted in newly assessed measurement date fair value totaling $248,101,887.

Outstanding Equity Awards at Fiscal Year-End

The following table reflects certain information regarding equity awards held by our NEOs as of December 31, 2025:

		Option Awards
	Grant date	Number of securities underlying outstanding options (#)		Option exercise price ($/sh)	Option expiration date
Name		Exercisable	Unexercisable
Robert W. Duggan	1/2/2025(1)	10,724	—	18.35	1/2/2035
Mahkam Zanganeh	11/11/2020(2)	200,000	—	3.71	11/11/2030
	11/11/2020(3)	3,323	—	3.71	11/11/2030
	11/22/2020(4)	2,400,000	—	4.40	11/22/2030
	12/15/2021(5)	15,000	—	4.75	12/15/2031
	6/28/2022(6)	953,420	346,580	1.06	6/28/2032
	9/9/2022(6)	366,700	133,300	1.29	9/9/2032
	10/13/2023(6)	8,792,145	3,196,053	1.68	10/13/2033
	10/13/2023(7)	5,994,099	5,994,099	1.68	10/13/2033
Manmeet Soni	12/23/2019(8)	200,000	—	1.37	12/23/2029
	5/1/2020(9)	27,273	—	3.30	5/1/2030
	2/19/2021(10)	25,000	—	7.33	2/19/2031
	1/3/2022(11)	25,000	—	2.82	1/3/2032
	1/3/2022(11)	82,446	—	2.82	1/3/2032
	1/3/2023(11)	35,000	—	5.00	1/3/2033
	10/13/2023(6)	10,267,600	3,732,400	1.68	10/13/2033
	10/13/2023(7)	7,000,000	7,000,000	1.68	10/13/2033
	4/2/2024(13)	275,000	825,000	3.85	4/2/2034

_______________

(1)These options became fully vested on December 31, 2025.
(2)These options became fully vested on November 11, 2024.
(3)These options became fully vested on December 31, 2020.
(4)This option award was originally a performance-based award. In 2021, the award was modified to a time-based award and became fully vested on November 22, 2024.
(5)These options became fully vested on December 15, 2024.
(6)This option award was a performance-based award with revenue and market-based performance conditions, which was modified in April 2025 to require only the service-based vesting requirements to be satisfied in order to become fully vested.
(7)These options vest annually over a four-year period ending on October 13, 2027.
(8)These options became fully vested on December 23, 2023.
(9)These options became fully vested on May 1, 2021.
(10)These options became fully vested on December 31, 2021.
(11)These options became fully vested on December 31, 2022.
(12)These options became fully vested on December 31, 2023.
(13)These options vest annually over a four-year period ending on April 2, 2028.

Option Exercises and Stock Vested

The following table provides information, on an aggregate basis, about stock options that were exercised during the fiscal year ended December 31, 2025:

	Option Awards
Name	Number of Shares Acquired On Exercise (#)	Value Realized On Exercise ($)
Robert W. Duggan	74,545	$1,161,411

Pension Benefits

Other than our 401(k) plan, we do not have any plan that provides for payments or other benefits at, following, or in connection with, retirement.

Non-Qualified Deferred Compensation

We do not have any plan that provides for the deferral of compensation on a basis that is not tax qualified.

Potential Payments upon Termination or Change in Control

The following disclosures discuss the payments and benefits each of our NEOs who are current officers of the Company would have been eligible to receive upon certain termination events, assuming that each such termination occurred on December 31, 2025. As a result, the payment and benefits disclosed represent what would have been due and payable to such NEOs under the applicable agreements and plan in existence between each NEO and the Company as of December 31, 2025; this disclosure does not reflect any changes to such agreements or plans, or new agreements or plans, adopted after December 31, 2025, unless specifically stated.

Tax Reimbursements under Employment Agreements

As noted above in the Compensation Discussion and Analysis, if it is determined that any payments to Dr. Zanganeh and Mr. Soni will be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) because the payments, called parachute payments, are found to be contingent upon a change in ownership or control, within the meaning of Section 280G of the Code, we will provide the NEO with a payment such that, after payment by the NEO of all taxes, penalties and interest, including any excise tax imposed pursuant to Section 4999 of the Code on the gross-up payment itself, the NEO retains an amount of the gross-up payment equal to the excise tax imposed. Thus, the tax-gross up payment in the table below is the amount necessary to offset any excise tax and related income taxes, penalties, and interest owed by the NEO in connection with a change in control. In making the calculation, we used the following assumptions: (1) the excise tax rate under Section 4999 of the Code is 20%, the federal income tax rate is 37%, the applicable Medicare tax rate is 2.35% and there are no applicable state or local taxes; (2) no amounts will be discounted as attributable to reasonable compensation, but present value calculations will be applied to time-based equity award acceleration; (3) all cash payments are contingent upon a change in control; (4) the presumption required under applicable regulations that equity awards granted in 2025 were contingent upon a change in control could be rebutted; and (5) the full value of performance share awards (determined under the respective award) would constitute a parachute payment.

Pursuant to the award agreements governing outstanding option awards held by each of the NEOs, upon a change in control, all of the unvested options will be deemed 100% vested.

For awards outstanding as of the date of hereof, a “change in control” generally means the occurrence of a change in ownership of more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company.

Quantification of Payments

The table below discloses the amount of compensation and/or benefits due to our NEOs in connection with a change in control under their applicable employment and equity award agreements. The amounts below constitute estimates of the amounts that would be paid to our NEOs upon a change in control as of December 31, 2025.

	Change in Control
	Dr. Zanganeh	Mr. Soni
Acceleration of equity awards (1)	$153,150,073	$180,932,244
Tax gross up payment (2)	14,973,067	17,747,223
Total	$168,123,140	$198,679,467

(1)The value of the option award acceleration was calculated by multiplying the number of unvested options subject to accelerated vesting as of December 31, 2025, by the difference between the closing price of our common stock on December 31, 2025 (which was $17.49) and the applicable exercise price for such unvested options.
(2)The estimates of tax reimbursements for purposes of this calculation do not take into account any potential mitigation for such taxes that may be available to the taxpayers. In addition, the assumptions used for purposes of calculating the tax reimbursements reflect conservative valuation of the potential parachute payments. The Company and the impacted individuals may take actions to reduce the size of the tax reimbursements.

Pay Ratio Disclosures

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of each of our Co-Chief Executive Officers (our “Co-CEOs”). We have chosen to use Dr. Zanganeh as our Co-CEO for purposes of this Pay Ratio analysis because Mr. Duggan receives compensation solely in his director capacity.

For 2025, the median employee’s annual total compensation was $503,340 and the annual total compensation of our Co-CEO was $246,047,279. The ratio of these amounts is 489 to 1 (“Co-CEO Pay Ratio”).

Supplemental Co-CEO Pay Ratio (Excluding One Time Modification Value)

Dr. Zanganeh’s Summary Compensation Table total compensation for fiscal year 2025 includes a one‑time incremental accounting value of $245,021,384, arising from the modification of certain equity awards that were granted in years prior to 2025. This incremental fair value reflects an accounting re‑measurement under Topic ASC 718 and does not represent an increase in target compensation or cash actually paid to Dr. Zanganeh during the fiscal year. This same accounting re-measurement was applicable to our median employee during the 2025 year, which also impacted that employees total compensation once we valued the employee’s compensation in the same manner as required by the Summary Compensation Table. Because this one‑time non‑recurring accounting item materially affects the year‑over‑year comparability of the compensation of Dr. Zanganeh and any employee to which it applied, we provided a supplemental pay ratio that excludes the modification‑related incremental fair value that we believe facilitates a fulsome understanding of our Co-CEO’s annual total compensation. For purposes of this supplemental ratio, we removed this one-time non-recurring accounting item from compensation of our Co-CEO and median employee which resulted in our Co-CEO’s 2025 annual total compensation of $1,025,895 which, when compared to the annual total compensation of our median compensated employee of $321,400, results in a ratio of 3 to 1.

	Co-CEO Annual Total Compensation	Median Employee Annual Total Compensation	Pay Ratio

SEC Required Co-CEO Pay Ratio	$246,047,279	$503,340	489	to 1
Supplemental Co-CEO Pay Ratio	$1,025,895	$321,400	3	to 1

The information disclosed in this section was developed and is provided to comply with specific legal requirements. We do not use this information in managing our company. We do not believe this information provides stockholders with a useful mechanism for evaluating our management’s effectiveness, operating results, or business prospects, nor for comparing our company with any other company in any meaningful respect. For discussion of annual Co-CEO compensation in the manner in which it was primarily considered by the Compensation Committee, please refer to the discussion under CD&A above.

Methodology – SEC Required Pay Ratio

To calculate the Co-CEO Pay Ratio we must identify the median of all our employees, as well as to determine the annual total compensation of our median employee and our Co-CEO. To these ends, we took the following steps:

•We determined that, as of December 31, 2025, our employee population consisted of approximately 264 individuals, with approximately 91% of these in individuals located in the U.S. and 9% non-U.S. This population consisted of our full-time and part-time employees, as we do not have temporary or seasonal workers.

•We used a consistently applied compensation measure to identify our median employee of comparing annual base salaries, bonuses for the 2025 performance year (including any bonus premium received), company contributions under our 401(k) plan, and the grant date fair value of equity awards determined under FASB ASC Topic 718. We identified our median employee by consistently applying this compensation measure to all of our employees included in our analysis. For individuals hired after January 1, 2025, we calculated base salary on an annualized basis. We did not make any cost-of-living adjustments in identifying the median employee. Foreign salaries were converted to U.S. dollars at the average foreign exchange conversion rates in effect on December 31, 2025.

•Once the median employee was identified, we combined all of the elements of the median employee’s compensation for the 2025 year in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $503,340.

PAY VERSUS PERFORMANCE

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between NEO compensation and certain financial performance of our Company. The disclosure included in this section is prescribed by SEC rules and does not necessarily align with how the Company or the Compensation Committee view the link between the Company’s performance and its NEOs' pay.

Pay Versus Performance Table

							Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for PEO-RD (1) (2)	Summary Compensation Table Total for PEO-MZ (1) (2)(6)	Compensation Actually Paid to PEO-RD (1)(3)(5)	Compensation Actually Paid to PEO-MZ (1)(5)(6)	Average Summary Compensation Table Total for Non-PEO NEO (2)(4)(6)(7)	Average Compensation Actually Paid to Non-PEO NEO (4)(5)(6)(7)	Company Total Shareholder Return (TSR) (8)	Peer Group TSR (9)	Net Income (Loss)
2025	$172,376	$246,047,279	$172,376	$233,109,816	$249,127,782	$238,006,634	$372.13	$119.92	$(1,079,586,000)
2024	$158,613	$1,161,021	$158,613	$228,307,722	$2,514,385	$133,810,518	$379.57	$113.68	$(221,315,000)
2023	$—	$20,562,924	$—	$30,062,629	$12,049,222	$18,441,114	$55.53	$115.84	$(614,928,000)
2022	$—	$1,242,049	$—	$3,786,649	$1,362,850	$3,502,186	$90.43	$111.67	$(78,782,000)
2021	$—	$9,639,214	$—	$5,123,646	$1,325,423	$(11,289)	$57.23	$126.42	$(88,602,000)

(1)
For 2025, 2024, 2023, and 2022 the principal executive officers (PEOs) were Robert W. Duggan (Co-Chief Executive Officer and Chairman) and Mahkam Zanganeh (Co-Chief Executive Officer, President and Director).

(2)	Amounts represent the “Total” column set forth in the Summary Compensation Table (“SCT”). See the footnotes to the SCT for further detail regarding the amounts in these columns.
(3)
Mr. Duggan has declined any compensation from the Company for his role as Co-Chief Executive Officer. The options received in 2025 and 2024 relate to Board of Directors fees. Mr. Duggan received 10,724 and 74,545 options with an aggregate grant date fair value of $172,376 and $158,613 which fully vested as of December 31, 2025 and December 31, 2024, respectively.

(4)
For 2022, the sole non-PEO NEO was Ankur Dhingra, our former Chief Financial Officer who served in such role from May 2022 to April 2024. For 2024 and 2023, the non-PEO NEOs were Manmeet Soni (Chief Operating Officer, Chief Financial Officer and Director) and Ankur Dhingra (former Chief Financial Officer). Mr. Soni has served as Chief Operating Officer since October 2023 and as Chief Financial Officer since April 2024. For 2025, the non-PEO NEO was Mr. Soni.

(5)
The dollar amounts reported in these columns represent the amounts of “Compensation Actually Paid” (otherwise known as “CAP”). The Amounts are computed in accordance with Item 402(v) of Regulation S-K by deducting and adding the amounts from the “Total” column of the SCT as shown in the below tables (pursuant to SEC rules, fair value at each measurement date is computed in a manner consistent with the fair value methodology used to account for share-based payments in our financial statements under GAAP).

(6)
If the achievement of the performance condition for the performance-based stock options was not probable, as defined under applicable accounting guidance, then we assigned a fair value of $0. In April 2025, performance-based stock options were modified to require only the service-based vesting requirements to continue to be satisfied in order to become fully vested.

(7)	In April 2024, our former Chief Financial Officer, Ankur Dhingra, resigned and forfeited certain equity awards granted to him.
(8)	Total Shareholder Return illustrates the value, as of the last day of the indicated fiscal year, of an investment of $100 in our common stock on December 31, 2021.
(9)
The Peer Group TSR is calculated based on the Nasdaq Biotechnology Index, which is the same index that we used in the performance graph included in Item 5 of our Annual Report on Form 10-K for the year ended December 31, 2025.

2025	PEO-RD (1)	PEO-MZ (1)	Non-PEO NEO (4)
Summary Compensation Table Total (2)	$172,376	$246,047,279	$249,127,782
Deduct: SCT “Option Awards Modification” column value	—	(245,021,384)	(248,101,887)
Add: change in fair value of equity awards granted in prior years that are outstanding and unvested as of the fiscal year end (10)	—	(2,717,693)	(3,575,833)
Add: change in fair value of equity awards granted in prior years that vested during the fiscal year end as of the vesting date (10)	—	14,689,022	17,807,935
Add: excess fair value for performance award modifications	—	220,112,592	222,748,637
Compensation Actually Paid (5)	$172,376	$233,109,816	$238,006,634
(10) Excludes change in fair value of equity awards modified in 2025, which is included in line “Add: excess fair value for performance award modifications.”
Pay Versus Performance Narrative Disclosure
In accordance with Item 402(v) of Regulation S-K, we are providing the following descriptions of the relationships between information presented in the Pay Versus Performance table on CAP and each of total shareholder return (“TSR”) and net loss.

We do not link our PEOs and NEO compensation to the Company’s financial and stock price performance. As a development stage company, we link a significant portion of their compensation to the achievement of key product development milestones. Although we are required to show the relationship between our compensation program and net income (or loss, as applicable), we do not consider net income (loss) to be a relevant or driving metric for NEO compensation, as our NEO compensation program is not determined by this financial performance measure.

For purposes of this disclosure, there were no financial performance measures used to link Company performance to Compensation Actually Paid to our PEOs and non-PEO NEO in 2025.

Description of Relationships Between Pay and Performance

The following table shows the relationship between compensation actually paid to our Co-Chief Executive Officers and the average compensation paid to our other NEOs, to each of net income, relative total stockholder return and our peer group total stockholder return, in 2025, 2024, 2023, 2022 and 2021:

	Year ended December 31,					Year-over-Year Changes
	2025	2024	2023	2022	2021	2025	2024	2023	2022
Financial Results:
Net Income (Loss)	$(1,079,586,000)	$(221,315,000)	$(614,928,000)	$(78,782,000)	$(88,602,000)	388%	(64)%	681%	(11)%

Total Stockholders' Return:
Summit Therapeutics, Inc.	$372	$380	$56	$90	$57	(2)%	584%	(39)%	58%
Peer Group (Nasdaq Biotechnology Index)	$120	$215	$167	$117	$174	(44)%	29%	43%	(33)%

Compensation Actually Paid to:
Co-Chief Executive Officers (1)	$233,282,192	$228,466,335	$30,062,629	$3,786,649	$5,123,646	2%	660%	694%	(26)%
Other NEOs (average)	$238,006,634	$133,810,518	$18,441,114	$3,502,186	$(11,289)	78%	626%	427%	(31,123)%

(1)For 2025, 2024, 2023, and 2022 includes Robert W. Duggan (Co-Chief Executive Officer and Chairman) and Mahkam Zanganeh (Co-Chief Executive Officer, President and Director).

Disclosure of the Most Important Performance Measures

We are a pre-revenue biopharmaceutical company focused on the discovery, development, and commercialization of patient-, physician-, caregiver- and societal-friendly medicinal therapies intended to improve quality of life, increase potential duration of life, and resolve serious unmet medical needs. Therefore, there were no financial measures used to link Company performance to Compensation Actually Paid to our Co-Chief Executive Officer (PEO) and Other NEOs in 2025, 2024, 2023, 2022 and 2021.

We use a range of non-financial performance metrics to determine NEO compensation, with a focus on the Company’s long-term sustainability, growth, and success. These metrics include the achievement of annual OKRs, which are tied to meeting regulatory milestones, overseeing clinical trial progress, managing operational and manufacturing goals, as well as effective budget management and capital raising efforts.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of April 15, 2026 with respect to the beneficial ownership of our common stock by (i) each person we believe beneficially holds more than 5% of the outstanding shares of our common stock based solely on our review of SEC filings or information provided to us by such person; (ii) each director and nominee; (iii) each NEO listed in the table entitled, “Summary Compensation Table” under the section entitled, “Executive Compensation”; and (iv) all directors and NEOs as a group. As of April 15, 2026, 776,079,959 shares of our common stock were issued and outstanding. Unless otherwise indicated, all persons named as beneficial owners of our common stock have sole voting power and sole investment power with respect to the shares indicated as beneficially owned. Unless otherwise noted below, the address of each stockholder listed on the table is c/o Summit Therapeutics Inc., 601 Brickell Key Drive, Suite 1000, Miami, FL 33131.

Beneficial Owner	Number of Shares Owned (1)	Right to Acquire Shares (2)	Total Beneficial Ownership	Percent of Class (3)
5% Stockholders:
Robert W. Duggan (4)	570,073,879	13,532	570,087,411	73.5%
Mahkam Zanganeh(5)	36,031,930	18,724,687	54,756,617	6.9%

NEOs and directors:
Robert W. Duggan (4)	570,073,879	13,532	570,087,411	73.5%
Mahkam Zanganeh(5)	36,031,930	18,724,687	54,756,617	6.9%
Yu (Michelle) Xia(6)	32,057,147	184,188	32,241,335	4.2%
Manmeet Soni(7)	3,073,603	18,212,319	21,285,922	2.7%
Kenneth A. Clark	—	589,842	589,842	*
Robert Booth	—	359,001	359,001	*
Alessandra Cesano	—	309,507	309,507	*
Mostafa Ronaghi	—	169,065	169,065	*
Jeff Huber	50,052	114,104	164,156	*

All NEOs and directors as a group (9 people)	641,286,611	38,676,245	679,962,856	83.5%
_______________

(*) Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.
(1)Excludes shares that may be acquired through the exercise of outstanding stock options or other equity awards.
(2)Represents shares issuable within 60 days after April 15, 2026 upon exercise of exercisable options; however, unless otherwise indicated, these shares do not include any equity awards awarded after April 15, 2026.
(3)For purposes of calculating the Percent of Class, shares that the person or entity had a right to acquire within 60 days after April 15, 2026 are deemed to be outstanding when calculating the Percent of Class of such person or entity.
(4)This information is based upon a Schedule 13D/A filed by Mr. Duggan with the Securities and Exchange Commission on September 13, 2024, updated by each subsequently filed Form 4 by Mr. Duggan and information known to the Company. The 570,087,411 shares of common stock beneficially owned by Mr. Duggan includes 570,073,879 shares of common stock and options to purchase 13,532 shares of common stock, which are exercisable and expire on various dates from January 2, 2035 through January 2, 2036. The number of shares of common stock beneficially owned by Mr. Duggan reported in the table above does not include the 54,756,617 shares of common stock which are beneficially owned by Mr. Duggan’s spouse, Dr. Zanganeh, and which are described in footnote 5 below. As spouses, Mr. Duggan and Dr. Zanganeh may be deemed to have acquired beneficial ownership of the securities held by the other spouse upon their marriage on December 18, 2024. Mr. Duggan does not hold any voting or investment power over such securities held by Dr. Zanganeh. Mr. Duggan disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein.
(5)This information is based upon a Schedule 13D/A filed by Dr. Zanganeh with the Securities and Exchange Commission on March 13, 2023, updated by each subsequently filed Form 4 by Dr. Zanganeh and information known to the Company. The 54,756,617 shares of common stock beneficially owned consist of (i) 25,724,474 shares of common stock owned by the Mahkam Zanganeh Revocable Trust and 10,199,776 shares of common stock owned by the Shaun Zanganeh Irrevocable Trust, (ii) 76,680 shares owned by immediate family member, (iii) 31,000 shares of common stock, and (iv) options to purchase 18,724,687 shares of common stock, which are exercisable and expire on various dates from November 11, 2030 through October 13, 2033. The number of shares of common stock beneficially owned by Dr. Zanganeh as reported in the table above does not include the 570,087,411 shares of common stock which are beneficially owned by Dr. Zanganeh’s spouse, Mr. Duggan, and which are described in footnote 4 above. As spouses, Dr. Zanganeh and Mr. Duggan may be deemed to have acquired beneficial ownership of the securities held by the other spouse upon their marriage on December 18, 2024. Dr. Zanganeh does not hold any voting or investment power over such securities held by Mr. Duggan. Dr. Zanganeh disclaims beneficial ownership of all such securities, except to the extent of her pecuniary interest therein.
(6)The shares beneficially owned by Dr. Xia include (i) 32,057,147 shares of common stock owned by Akeso, a company in which Dr. Xia is a stockholder, serves as chairwoman, president and chief executive officer, and exercises the right to vote approximately 25.96% of Akeso’s ordinary shares based on a Form 4 filed by Dr. Xia on October 23, 2025, and (ii) options to purchase 184,188 shares of common stock held individually by Dr. Xia, which are exercisable and expire on various dates from January 2, 2034 through January 2, 2036. Dr. Xia disclaims beneficial ownership of all shares of common stock held by Akeso, except to the extent of her pecuniary interest therein.
(7)This information is based upon a Form 4 filed by Mr. Soni with the securities and Exchange Commission on October 23, 2025 and information known to the Company. The 21,285,922 shares of common stock beneficially owned by Mr. Soni includes (i) 3,073,603 of common shares and (ii) 18,212,319 shares of common stock, which are exercisable and expire on various dates from December 23, 2029 through April 2, 2034.

NAMED EXECUTIVE OFFICERS

Biographical data for our current NEOs, including their ages as of April 15, 2026 is included under the heading, “Board of Directors and Committees of the Board” above, as Mr. Duggan, Dr. Zanganeh and Mr. Soni are our current NEOs.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our Board of Directors has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which the Company is a participant, the amount involved exceeds $120,000, and one of our NEO, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest. If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our Co-Chief Executive Officers or principal financial officer. The policy calls for the proposed related person transaction, if deemed appropriate by the Co-Chief Executive Officers or principal financial officer, to be reviewed and approved by our Audit Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the Audit Committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the Chair of the Audit Committee to review and, if deemed appropriate, approve proposed related person transactions that arise between Audit Committee meetings, subject to ratification by the Audit Committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Audit Committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the Audit Committee will review and consider:

•the related person’s interest in the related person transaction;
•the approximate dollar value of the amount involved in the related person transaction;
•the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;
•whether the transaction was undertaken in the ordinary course of our business;
•whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;
•the purpose of, and the potential benefits to us of, the transaction; and
•any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The Audit Committee may approve or ratify the transaction only if the Audit Committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, the best interests of the Company and its stockholders. The Audit Committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, our Board of Directors has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are presumed not to be related person transactions for purposes of this policy:

•interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, and (c) the amount involved in the transaction equals less than the greater of $200,000 or 5% of the annual gross revenues of the entity receiving payment under the transaction; and
•a transaction that is specifically contemplated by provisions of our Certificate of Incorporation or Bylaws.

The policy provides that transactions involving compensation of NEOs shall be reviewed and approved by our Compensation Committee in the manner specified in its charter.

Related Party Transactions

In addition to the compensation arrangements, including employment, termination of employment and change in control arrangements discussed above in the sections titled “Director Compensation” and “Executive Compensation,” we describe below transactions and series of similar transactions, since the beginning of our last fiscal year, to which we were a party or will be a party, in which:

•the amounts involved exceeded or will exceed $120,000; and
•any of our directors, nominees for director, NEOs or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Transactions with Mr. Robert W. Duggan

October 2025 PIPE

On October 21, 2025, Mr. Duggan purchased 13,980,789 shares in connection with the Company’s private placement of an aggregate of 26,682,846 shares of common stock at a purchase price of $18.74 per share.

Exercise of Warrants

In March 2025, Mr. Duggan exercised 2,936,221 of the 3,985,055 warrants, which he received in connection with a private placement completed by the Company with Mr. Duggan and other investors on December 24, 2019, resulting in the purchase of 2,936,221 shares of common stock, at the exercise price of $1.58.

On April 8, 2025, Mr. Duggan completed the exercise of the remaining warrants, received in the December 24, 2019 private placement, resulting in the purchase of 1,048,834 shares of common stock at the exercise price of $1.58.

Office Lease

On April 1, 2024, the Company entered into two sublease agreements of its Miami headquarters location, one with Genius 24C Inc. (“Genius”), an affiliate of the Company’s CEO, Robert W. Duggan (the “Genius Sublease Agreement”) and one with Duggan Investments

Research LLC (“Investments Research”), also an affiliate of the Company’s CEO, Robert W. Duggan (the “Investments Research Sublease Agreement”). Pursuant to the Genius Sublease Agreement, Genius will sublease from the Company 848 square feet of office space in the Miami HQ for a sixty-two month term for total rental payments of approximately $0.4 million. Pursuant to the Investments Research Sublease Agreement, Investments Research will sublease from the Company 848 square feet of office space in the Miami HQ for a sixty-two month term for total rental payments of approximately $0.4 million. During the year ended December 31, 2025, the Company recognized $0.2 million of sublease income recorded net of operating lease expenses. Effective April 1, 2026, the Company provided notice to both Genius and Investments Research that it was terminating the Genius Sublease Agreement and Investments Research Sublease Agreement, respectively, in order to have more space for the Company’s use at Miami HQ. The Company did not incur any early termination penalties.

Transactions with Dr. Mahkam Zanganeh

October 2025 PIPE

On October 21, 2025, Dr. Zanganeh purchased 266,808 shares in connection with the Company’s private placement of an aggregate of 26,682,846 shares of common stock at a purchase price of $18.74 per share.

On October 21, 2025, an immediate family member purchased 26,680 shares in connection with the Company’s private placement of an aggregate of 26,682,846 shares of common stock at a purchase price of $18.74 per share.

Office Leases

On March 26, 2021, the Company entered into the Sublease with Dr. Zanganeh and Associates, Inc. (“MZA”) consisting of 4,500 square feet of space at 2882 Sand Hill Road, Menlo Park, CA (the “Sublease”). The Sublease ran until September 2022. The rent payable under the terms of the Sublease was equivalent to the proportionate share of the rent payable by MZA to the third party landlord, based on the square footage of office space sublet by the Company, and no mark-up was applied.

On July 25, 2022, the Company entered into the First Amendment, dated July 19, 2022 to the Sublease with MZA. The existing Sublease term, which was set to expire on September 30, 2022, was extended for a period of thirty-nine months from October 1, 2022 through December 31, 2025. The rent payable under the terms of the Sublease is equivalent to the proportionate share of the net payable by MZA to the third-party landlord, based on the square footage of office space sublet by the Company, and no mark-up has been applied.

On July 29, 2022, the Company entered into the Second Amendment, dated August 1, 2022, to the Sublease with MZA. The Second Amendment was effective as of August 1, 2022 and expires on December 31, 2025. The Second Amendment includes an additional 1,277 square feet (the “Expansion Premises”) of office space at 2882 Sand Hill Road, Menlo Park, California. The rent payable under the terms of the Sublease is equivalent to the proportionate share of the net payable by MZA to the third-party landlord, based on the square footage of office space sublet by the Company, and no mark-up has been applied. During the year ended December 31, 2023 payments of $218 thousand, were made pursuant to the Second Amendment to the Sublease On August 2, 2024, the Company entered into the Third Amendment to the Sublease with MZA. The Third Amendment has an effective date of August 1, 2024 and includes an additional 145 square feet of office space at 2882 Sand Hill Road, Menlo Park, California. The rent payable under the terms of the Sublease is equivalent to the proportionate share of the net payable by MZA to the third-party landlord, based on the square footage of office space sublet by the Company, and no mark-up has been applied. During the year ended December 31, 2025, payment of $0.2 million was made pursuant to the second amendment to the Sublease Agreement.

Transactions with Dr. Yu (Michelle) Xia

On December 5, 2022, the Company entered into a Collaboration and License Agreement (the “License Agreement”) with Akeso, Inc. and its affiliates (“Akeso”) and certain ancillary transaction documents as set forth in the License Agreement. The License Agreement closed on January 17, 2023 following customary waiting periods, and both Akeso and Summit entered into the Common Stock Issuance Agreement (“Issuance Agreement”). Pursuant to the License Agreement and Issuance Agreement, Akeso elected to receive 10 million shares of common stock in lieu of cash and was paid $274.9 million in cash as the initial upfront payment. The $200 million remaining amount of the $500 million upfront payment was paid on March 5, 2023. The Company and Akeso also entered into Amendment No. 1 to the License Agreement, dated January 16, 2023 (the “First Amendment”), to modify the Akeso party receiving payments under the License Agreement from Akeso Biopharma Co., Ltd. to Akeso, Inc. Upon the closing of the License Agreement, the Board of Directors of the Company appointed Dr. Yu (Michelle) Xia, current Chief Executive Officer and Chairwoman of Akeso, to serve as a member of the Board of Directors pursuant to the terms of the License Agreement.

Effective June 3, 2024, the Company and Akeso entered into an amendment (the “Second Amendment”) to the License Agreement with Akeso to expand the Company’s territories covered under the License Agreement to include the Latin America, Middle East and Africa regions. Pursuant to the Second Amendment, the Company paid an upfront payment to Akeso of $15 million in the third quarter of 2024. Akeso will also be eligible to receive up to an additional $55 million upon the achievement of certain commercial milestones. Except as specifically modified by the Second Amendment, the terms and conditions of the License Agreement remain in full force and effect.

During the year ended December 31, 2025, the Company incurred research and development expenses of $46.1 million under the License Agreement with Akeso. As of December 31, 2025 the Company included in accrued expenses, related to Akeso, $1.2 million.

October 2025 PIPE

On October 21, 2025, Akeso purchased 533,617 shares in connection with the Company’s private placement of an aggregate of 26,682,846 shares of common stock at a purchase price of $18.74 per share.

Transactions with Mr. Manmeet Soni

October 2025 PIPE

On October 21, 2025, Mr. Soni purchased 53,361 shares in connection with the Company’s private placement of an aggregate of 26,682,846 shares of common stock at a purchase price of $18.74 per share.

Transactions with Mr. Kenneth A. Clark

The Company has engaged WSGR, where Mr. Clark is a partner. Engagement of, and payments to be made by the Company to WSGR, were approved by the Audit Committee in accordance with its Related Party Transaction Policy. As of the date of the Proxy Statement, for fiscal year 2026, the Company incurred de minimis expenses for legal services rendered by WSGR. For fiscal year 2025, the Company incurred expenses for legal services rendered by WSGR totaling approximately $1.4 million.

Legal Proceedings

Litigation Relating to the December 2022 Notes Entered into in Connection with the License Agreement

On March 17, 2025, Rainaldi Revocable Trust, a purported stockholder of the Company, filed a derivative lawsuit in the Delaware Court of Chancery against certain of the Company’s current and former directors and the Company, solely as a nominal defendant, concerning the unsecured promissory notes for the aggregate amount of $520 million (the “December 2022 Notes”), entered into by the Company, Mr. Duggan and Dr. Zanganeh in connection with the License Agreement. The suit asserts claims for breach of fiduciary duty and unjust enrichment and seeks, among other things, unspecified damages, rescission of the shares that Mr. Duggan and Dr. Zanganeh received as part of prepaid interest payments under the December 2022 Notes, as well as attorneys’ fees and costs. Defendants’ Motion to Dismiss the complaint was filed on May 16, 2025. Plaintiff filed the Motion to Certify certain constitutional questions to the Delaware Supreme Court on May 29, 2025. Defendants agreed to a stipulation staying briefing on the Motion to Certify and the Motion to Dismiss pending the Delaware Supreme Court’s decision in another case involving substantially the same constitutional questions. On June 18, 2025, the Court granted such stipulation.

AUDIT COMMITTEE REPORT

The following audit committee report shall not be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act, and shall not otherwise be deemed filed under these acts, except to the extent we specifically incorporate by reference into such filings.
Our Audit Committee is composed of “independent” directors, as determined in accordance with Nasdaq Stock Market’s Rules and Rule 10A-3 of the Exchange Act. The Audit Committee has certain duties and powers as described in its written charter adopted by the Board of Directors. A copy of the charter can be found on the Company’s website at https://www.smmttx.com/.
As described more fully in its charter, the purpose of the Audit Committee is to assist the Board of Directors with its oversight responsibilities regarding the integrity of our financial statements, our compliance with legal and regulatory requirements, assessing the independent auditor’s qualifications and independence, the performance and scope of independent audit procedures performed on our financial statements and internal control, and management’s process for assessing the adequacy of our system of internal control. Management is responsible for preparation, presentation, and integrity of our financial statements as well as our financial reporting process, accounting policies, internal control over financial reporting, and disclosure controls and procedures. The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.
The Audit Committee has:
•reviewed and discussed our audited financial statements with management and PricewaterhouseCoopers LLP, the independent auditors;

•discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC; and
•received from PricewaterhouseCoopers LLP the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence, and discussed with the auditors their independence.
In addition, the Audit Committee has regularly met separately with management and with PricewaterhouseCoopers LLP, and further to the matters specified above, has discussed with PricewaterhouseCoopers LLP the overall scope, plans, and estimated costs of its audit.
Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2025 for filing with the SEC.
Members of the Audit Committee

Jeffrey Huber (Chair)
Robert Booth
Mostafa Ronaghi

AUDITOR SERVICES AND FEES

Policy on Audit Committee’s Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee reviews and pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services and tax services, as well as specifically designated non-audit services which, in the opinion of the Audit Committee, will not impair the independence of the independent registered public accounting firm. Pre-approval generally is provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and generally is subject to a specific budget. The independent registered public accounting firm and the Company’s management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, including the fees for the services performed to date. In addition, the Audit Committee also may pre-approve particular services on a case-by-case basis, as necessary or appropriate.

Auditor Fees

The following table sets forth the approximate aggregate fees by PricewaterhouseCoopers LLP for the years ending December 31, 2025 and 2024, respectively (in thousands):

Fee Category	Year Ended December 31, 2025	Year Ended December 31, 2024
Audit Fees	$1,683	$1,818
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	2	2
Total	$1,685	$1,820

Audit Fees: Audit fees consisted of professional services rendered for the audit of our annual consolidated financial statements and internal control over financial reporting, statutory audits, the review of our interim condensed consolidated financial statements, professional services provided in connection with our public equity offerings, including comfort letters, consents, and the review of documents relating to our registration statements on Form S-3 and Form S-8.

Audit-Related Fees: Consists of fees for professional services that are reasonably related to the performance of the audit or review of the Corporation’s financial statements and which are not reported under “Audit Fees” above. There were no audit-related fees for the year ended December 31, 2025 and 2024, respectively.

Tax Fees: Consists of fees for professional services for tax compliance, tax advice and tax planning. There were no tax fees for the year ended December 31, 2025 and 2024, respectively.

All Other Fees: All other fees for the year ended December 31, 2025 and 2024, respectively, consisted of fees for software programs, including an annual subscription to an online accounting research tool.

The Audit Committee has concluded that the provision of the non-audit services listed above was compatible with maintaining the independence of PricewaterhouseCoopers LLP.

OTHER INFORMATION

Fiscal Year 2025 Annual Report and SEC Filings
Our financial statements for the fiscal year ended December 31, 2025 are included in our Annual Report on Form 10-K. Our Annual Report and this Proxy Statement are posted on our website at https://www.smmttx.com/ and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our Annual Report without charge by sending a written request to Investor Relations, 601 Brickell Key Drive, Suite 1000, Miami, FL 33131.
*    *    *
The Board of Directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.
It is important that your shares of our common stock be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, requested to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.
THE BOARD OF DIRECTORS
Miami, FL
April 2026

PROXY CARD

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time on June 9, 2026. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/SMMT2026**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Summit Therapeutics Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time on June 9, 2026. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Summit Therapeutics Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V93460-P49775

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SUMMIT THERAPEUTICS INC.

Company Proposals

	For All	Withhold All	For All Except
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL OF THE NOMINEES LISTED IN ITEM 1 AND "FOR" ITEMS 2, 3 AND 4	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Vote on Directors

1. ELECTION OF DIRECTORS.

Nominees:

01) Robert W. Duggan
02) Mahkam Zanganeh
03) Manmeet S. Soni
04) Kenneth A. Clark
05) Robert Booth
06) Alessandra Cesano
07) Yu (Michelle) Xia
08) Mostafa Ronaghi
09) Jeff Huber

Vote on Proposals

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s). **If no direction is made, this proxy will be voted "FOR" all of the nominees listed in Item 1 and "FOR" Items 2, 3 and 4 in accordance with the recommendations of the Company's Board of Directors. The proxies are also authorized to vote upon such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof in accordance with their discretion.**

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation or partnership, please sign in full corporate or partnership name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

V93461-P49775

SUMMIT THERAPEUTICS INC.
ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The stockholder(s) hereby appoint(s) Robert W. Duggan, Mahkam Zanganeh and Manmeet S. Soni, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Summit Therapeutics Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 a.m., Eastern Daylight Time on June 10, 2026, to be conducted virtually via live webcast at www.virtualshareholdermeeting.com/SMMT2026, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF EACH OF THE DIRECTOR NOMINEES LISTED IN ITEM 1; "FOR" ITEMS 2, 3 AND 4; AND AT THE DISCRETION OF THE PROXY HOLDERS WITH REGARD TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE